Execution Copy
ASSET PURCHASE AGREEMENT
by and among
OpenTV Corp.,
OpenTV Advertising Holdings, Inc.,
CAM Systems, L.L.C.,
StarNet, L.P.,
StarNet Management, L.L.C.,
and the Members of CAM Systems, L.L.C. and StarNet Management, L.L.C.
Dated as of September 7, 2005

i

4.12 Brokers	32
4.13 Receivables	32
4.14 Transactions with Affiliates	33
4.15 Effect of Transaction	33
4.16 Provided Information	33
4.17 Documents Delivered	34
4.18 Securities Laws	34

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER	35

5.1 Authority; No Conflicts; Governmental Consents	35
5.2 Capitalization	36
5.3 Report and Financial Statements	36
5.4 Legal Proceedings	37
5.5 Brokers	37

ARTICLE VI ADDITIONAL COVENANTS AND AGREEMENTS	37

6.1 Confidentiality	37
6.2 Public Announcements	37
6.3 Insurance	37
6.4 Accounts Receivable	38
6.5 Non-Competition; Non-Solicitation	38
6.6 Listing	40
6.7 Defense of Litigation	40
6.8 Restriction on Resale of the Parent Class A Stock	40
6.9 Cooperation	41
6.10 Records	41
6.11 Tax Matters	41
6.12 Sellers Representative	42
6.13 License to Use Name	43
6.14 Bulk Sales Law	43

ARTICLE VII EMPLOYEE BENEFIT MATTERS	43

7.1 Cooperation	43
7.2 Offers of Employment	43
7.3 Employee Liabilities	43
7.4 COBRA	44
7.5 Employee Benefit Plans of Sellers	44
7.6 Records	44
7.7 FICA	44
7.8 Past Service	45

ARTICLE VIII INDEMNIFICATION	45

8.1 Survival	45

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8.2 Indemnification by Sellers and the Lenfest Members	45
8.3 Indemnification by Parent	46
8.4 Limits on Indemnification	47
8.5 Procedures Relating to Indemnification (Other than for Tax Claims)	48
8.6 Exclusive Remedies	49

ARTICLE IX GENERAL PROVISIONS	50

9.1 Commercially Reasonable Efforts	50
9.2 Assignment	50
9.3 No Third-Party Beneficiaries	51
9.4 Expenses	51
9.5 Equitable Relief	51
9.6 Amendments	51
9.7 Notices	51
9.8 Interpretation; Exhibits and Schedules	52
9.9 Counterparts	52
9.10 Severability	52
9.11 Waiver of Compliance; Consents	53
9.12 Entire Agreement	53
9.13 Governing Law; Submission to Jurisdiction	53
9.14 Joint Participation in Drafting this Agreement; Disclosure References; Rules of Construction	54

iii

ASSET PURCHASE AGREEMENT
               This ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into September 7, 2005, by and between OpenTV Corp., a company organized under the Laws of the British Virgin Islands (“Parent”), OpenTV Advertising Holdings, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), CAM Systems, L.L.C., a Delaware limited liability company (“CAMS”), StarNet, L.P., a Pennsylvania limited partnership (“StarNet,” and together with CAMS, “Sellers”), StarNet Management, L.L.C., a Pennsylvania limited liability company (“StarNet LLC”), H. Chase Lenfest and H. F. Lenfest (together the “Lenfest Members”), and HCL Family Holdings, L.P., a Pennsylvania limited partnership (“HCL Holdings” and, together with the Lenfest Members, the “Members”).
Recitals
               WHEREAS, the Members are the sole members of CAMS and the Lenfest Members are the sole members of StarNet LLC; and
               WHEREAS, StarNet is solely managed by StarNet LLC, which is the sole general partner of StarNet and has as its sole limited partners the Members; and
               WHEREAS, CAMS owns all of the assets related to, and operates, the following:
•	An integrated traffic and billing software system designed and operated to manage local advertising inventory for cable system operators, which is commonly referred to as the Eclipse Traffic and Billing System (“ETB”); and

•	A sales management software solution designed to assist in the creation of customer proposals, rate card management, local advertising research and other related customer relationship services for the local advertising market, which is commonly referred to as the Eclipse Sales Management solution (“ESM”);
               WHEREAS, StarNet owns all of the assets related to, and operates, the following:
•	An end-to-end managed service that operates as a national interconnect for Comcast Media Center (defined below) designed to manage Comcast (defined below) promotional inventory across certain Comcast headends throughout the United States, which is commonly referred as the National Marketing Interconnect solution (“NMI”); and

•	Advanced advertising applications and related technology, including without limitation, software and code developed for the benefit of Invidi Technology Corporation and commonly referred to as the “Advanced Advertising Adapter” (collectively, “AAA”);

               WHEREAS, ETB, ESM, NMI, AAA and certain other assets referred to in Section 2 of this Agreement, collectively constitute the “Business”; and
               WHEREAS, the parties hereto desire that Sellers sell, transfer, convey and assign to Purchaser, free and clear of any and all encumbrances, all of the assets, properties, interest and rights of Sellers used, held for use, under development for or intended to be used in, or derived from the Business, and that Purchaser purchase and acquire the same, subject to the assumption by Purchaser of certain of the liabilities and obligations of Sellers relating to the Business (other than the Excluded Assets (defined below)), upon the terms and subject to the conditions hereinafter set forth (the “Transaction”).
               NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
          1.1 Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:
               “Action” means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.
               “Adjustment Date” means March 7, 2006.
               “Advision” means the integrated traffic and billing system operated by Parent under the trade name “Advision.”
               “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of this definition, the term “control” (including its correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
               “Assigned Contracts” means those Contracts listed on Section 1.1(a) of the Sellers Disclosure Letter, and all Contracts listed, or required to be listed, in Section 4.6(a)(iv) or Section 4.7(a) of the Sellers Disclosure Letter.
               “Broadway Business” means the integrated traffic and billing, sales management and program management software system designed and operated to manage national advertising inventory for cable programming networks.
               “Business Day” means any day that is not a Saturday, Sunday, or other day that banks in New York, New York are authorized or required by law to remain closed.

               “Ceiling Value” means $3.3324 subject to Section 2.6(a)(v)(6).
               “Claims” means any and all claims, demands or causes of actions.
               “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.
               “Comcast” means Comcast Corporation.
               “Comcast Media Center” means NDTC Inc. dba Comcast Media Center.
               “Commission” means the Securities and Exchange Commission and the staff of the Securities and Exchange Commission.
               “Contract” means any contract, agreement, license, lease, sales or purchase order or other legally binding commitment, whether written or oral.
               “Employee Benefit Plan(s)” means any and all “employee pension benefit plans” (as defined in Section 3(2) of ERISA, whether or not U.S. law applies), “employee welfare benefit plans” (as defined in Section 3(1) of ERISA, whether or not U.S. law applies) and all other benefit plans (including all employment, bonus, deferred compensation, part-time, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock, performance, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance or other plan, program, policy, arrangement or understanding (whether or not legally binding) whether or not subject to the provisions of ERISA) that are maintained or contributed to, or required to be maintained or contributed to, by Sellers or an ERISA Affiliate for the benefit of any current or former employee, consultant or contractor of Sellers or any ERISA Affiliate.
               “Environmental Laws” means any federal, state, local or foreign Law, statute, rule or regulation or the common law relating to the environment, the management of hazardous or toxic substances, the protection of natural resources or wildlife, or occupational or public health and safety, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended and the federal Occupational Safety and Health Act of 1970, as amended, and any state or foreign Law counterpart.
               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
               “ERISA Affiliate” means any entity that is required to be treated as a single employer together with either Seller under Section 414 of ERISA.
               “Escrow Agent” means Guardian Trust Company, FSB.
               “Escrow Agreement” means the escrow agreement to be entered into among Parent, Purchaser, Sellers and the Escrow Agent at the Closing in substantially the form attached as Exhibit A.

               “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
               “Floor Value” means $2.4993 subject to Section 2.6(a)(v)(6).
               “GAAP” means accounting principles generally accepted in the United States, applied in a manner consistent with the most recently issued financial statements of the Person to whom any GAAP reference may be made.
               “Governmental Authority” means any nation or government, any federal, state, local, municipal, foreign or other political subdivision, any government or quasi-governmental entity of any nature, thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
               “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
               “Indebtedness” means, with respect to any Person, without duplication (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (i) every liability of such Person (A) for borrowed money, (B) evidenced by notes, bonds, debentures or other similar instruments (whether or not negotiable), (C) for reimbursement of amounts drawn under letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (D) issued or assumed as the deferred purchase price of property or services (excluding accounts payable) or (E) relating to a capitalized lease obligation and all debt attributable to sale/leaseback transactions of such Person; and (ii) every liability of others of the kind described in the preceding clause (i) that such Person has guaranteed or which is otherwise its legal liability.
               “Indemnified Person” means, with respect to any Loss, the Person seeking indemnification hereunder.
               “Indemnifying Person” means, with respect to any Loss, the Person from whom indemnification is being sought hereunder.
               “Injunction” means any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority of competent jurisdiction.
               “Intellectual Property” shall mean all domestic or foreign rights in, to and concerning: (i) inventions and discoveries (whether patented, patentable or unpatentable and whether or not reduced to practice), including ideas, research and techniques, technical designs, and specifications (written or otherwise), improvements, modifications, adaptations, and derivations thereto, and patents, patent applications, inventor’s certificates, and patent disclosures, together with divisions, continuations, continuations-in-part, revisions, reissuances and reexaminations thereof; (ii) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, trade dress, logos, symbols, trade names, assumed names, fictitious names, corporate names and other indications or indicia of origin, including translations, adaptations, derivations, modifications, combinations and renewals thereof; (iii) published and unpublished works of authorship, whether copyrightable or not (including databases and other compilations of data or information), copyrights therein and thereto, moral rights, and rights equivalent thereto, including but not limited to, the rights of attribution, assignation and integrity; (iv) trade secrets, confidential and/or proprietary information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, schematics, designs, discoveries, drawings, prototypes, specifications, hardware configurations, customer and supplier lists, financial information, pricing and cost information, financial projections, and business and marketing methods plans and proposals), collectively “Trade Secrets”; (v) computer software, including programs, applications, source and object code, data bases, data, models, algorithms, flowcharts, tables and documentation related to the foregoing; (vi) other similar tangible or intangible intellectual property or proprietary rights, information and technology and copies and tangible embodiments thereof (in whatever form or medium); (vii) all applications to register, registrations, restorations, reversions and renewals or extensions of the foregoing; (viii) internet domain names; and (ix) all the goodwill associated with each of the foregoing and symbolized thereby; and (x) all other intellectual property or proprietary rights and claims or causes of action arising out of or related to any infringement, misappropriation or other violation of any of the foregoing, including rights to recover for past, present and future violations thereof.
               “Jointly-Owned Intellectual Property” means that specified intellectual property set forth on Schedule 2.3 as to which each of Sellers and Purchaser shall have full, unfettered and indefeasible rights of ownership, each without further rights to any derivative or other use that the other party may make of such Jointly-Owned Intellectual Property from and after the Closing Date; provided, however, that Jointly-Owned Intellectual Property shall include only such intellectual property existing on the Closing Date and shall not include any modifications or enhancements thereof, or derivative works thereon, created after the Closing Date unless otherwise agreed to in writing by the party creating such modifications, enhancements or derivative works.
               “Law” means any foreign, federal, state or local statute, law, ordinance, regulation, administrative regulations, administrative act, rule, code, judgment, order, requirement or rule, including common law and supranational acts.
               “Leased Property” means the office space in the building located at 12980 Saratoga Avenue, Suite C, Saratoga, California 95070 leased by CAMS pursuant to the Lease, dated as of January 14, 2002, and amended as of March 8, 2002, between CAMS, as tenant, and Saratoga Office Center Partners LLC, a California limited liability company, as landlord.
               “Legal Proceeding” means any private or governmental claim, action, suit, complaint, arbitration, mediation, legal or administrative proceeding or investigation.
               “Liabilities” means any and all debts, liabilities, commitments and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including, without limitation, those arising, reported or claimed under any Law, Action or Governmental Order.

               “Lien” means any mortgage, pledge, hypothecation, charge, assignment, encumbrance, easement, lease, sublease, covenant, right of way, option, claim, restriction, lien (statutory or other) or security interest of any kind or nature whatsoever. For purposes of this Agreement, executory obligations owed by one Person to another Person under an agreement between those two Persons shall not be deemed to constitute a “Lien” by reason solely of such outstanding obligations under the referenced agreement.
               “Lock-Up Agreement” means the agreement to be entered into at closing by Parent, Purchaser, Sellers and each Member in substantially the form attached as Exhibit B.
               “Material Adverse Effect” as to any Person or business means any circumstance, change or effect that is or could reasonably be expected to be materially adverse to the business, assets, liabilities, obligations, financial condition, results of operations or prospects of such Person or business; provided, however, in no event shall any effect that results from changes affecting the industry in which such Person or business operates generally (which changes in each case do not disproportionately affect such Person or business in any material respect) be taken into account in determining whether there has been a Material Adverse Effect on such Person or business.
               “Parent Class A Stock” means the Class A Ordinary Shares, no par value, of Parent, or, if applicable, the class of common stock or ordinary shares of Parent into which the Class A Ordinary Shares, no par value, of Parent may hereafter be converted by reason of any reclassification, recapitalization, split-up, stock combination, exchange of shares, readjustment or otherwise.
               “Parent Class A Stock Adjustment Value” means, as of the Adjustment Date, the average of the last sale prices (or, if on any day no sale price is reported, the average of the quoted high bid and low ask prices on such day) of a share of Parent Class A Stock on the Relevant Market on each of the twenty consecutive trading days immediately preceding the third trading day prior to the Adjustment Date.
               “Parent Class A Stock Value” as of any date means the average of the last sale prices (or, if on any day no sale price is reported, the average of the quoted high bid and low ask prices on such day) of a share of Parent Class A Stock on the Relevant Market on each of the ten consecutive trading days immediately preceding the third trading day prior to such date.
               “Parent Class B Stock” means the Class B Ordinary Shares, no par value, of Parent.
               “Parent Preference Stock” means the Series C Preference Shares, no par value, of Parent.
               “Permitted Liens” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced: (a) Liens for Taxes, assessments, and governmental charges or levies not yet due and payable; (b) Liens imposed by Law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than thirty (30) days and (ii) are not in excess of $5,000 in the case of a single property or $25,000 in the aggregate at any time; (c) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (d) Liens arising under conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business; and (e) rights reserved to any Governmental Authority to regulate the affected Asset, including zoning laws and ordinances, none of which, individually or in the aggregate, adversely affect or interfere with the right or ability to own, use, dispose of or operate any of the Assets.
               “Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.
               “Relevant Market” means the Nasdaq Stock Market (or, if the Parent Class A Stock is not traded on the Nasdaq Stock Market, such other securities exchange or national market system on which such stock is traded).
               “Registration Rights Agreement” means the registration rights agreement to be entered into by Parent, Sellers and the Members at the Closing in substantially the form attached as Exhibit C.
               “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
               “Sellers Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Sellers to Purchaser.
               “Sellers Representative” means H. Chase Lenfest, or any person appointed to replace H. Chase Lenfest as Sellers Representative as evidenced by writing delivered to Purchaser and signed by both Sellers.
               “Service” means any of ETB, ESM, or NMI.
               “Sublease” means the lease to be entered into by Purchaser and CAMS in respect of a portion of the Leased Property at the Closing in substantially the form attached as Exhibit D.
               “Sublease Space” means the space to be leased by Sellers to Purchaser pursuant to the Sublease.
               “Subsidiary” when used with respect to any Person, means any corporation or other organization, whether incorporated or unincorporated, of which such Person or any other Subsidiary of such Person is a general partner or at least 50% of the securities or other interests having by their terms ordinary voting power to elect at least 50% of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person, by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.
               “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, net wealth, net worth, equity, sales, use, turnover, ad valorem, value-added, environmental,

capital, unitary, intangible, franchise, profits, license, withholding, payroll, employment, social security contribution, excise, severance, stamp, transfer, real estate transfer, occupation, premium or property tax, customs duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed with respect thereto.
               “Tax Return” means any return, statement, report or form required to be filed or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
               “Transaction Documents” means (a) this Agreement, (b) the Lock-up Agreement, (c) the Registration Rights Agreement, (d) the Escrow Agreement, (e) the Sublease, (f) the Transition Services Agreement and (g) any certificates or other documents delivered by any party hereto at the Closing.
               “Transition Services Agreement” means the Transition Services Agreement to be entered into by Purchaser and Sellers on the Closing Date which sets forth the terms and conditions by which Sellers will provide or cause to be provided to Purchaser services to facilitate the transition of the Business from Sellers to Purchaser and the continued uninterrupted operation of the Business during such transition, in substantially the form attached as Exhibit F.
               1.2 Additional Definitions. The following additional terms have the meaning ascribed thereto in the Section indicated below next to such term:

Defined Term	Section
AAA	Recitals
Agreement	Preamble
Assumed Liabilities	2.4(a)
Broadway Business Assets	2.2(b)
Business	Recitals
Business Employees	4.11
CableLabs	4.6(a)(vii)
CAMS	Preamble
Closing	2.5(a)
Closing Cash	2.6(a)(i)
Closing Date	2.5(a)
Closing Number	2.6(d)
Closing Shares	2.6(a)(iii)
COBRA Coverage	7.4
Company Owned Intellectual Property	4.6(b)
Competitive Business Activity	6.5(a)
Confidential Disclosure Agreement	6.1
Contractual Escrow Obligations	4.6(b)(vii)
Customer Contracts	4.7(a)
December 31 Financials	4.2(a)
Escrow Shares	2.6(a)(iv)

Defined Term	Section
ESM	Recitals
ETB	Recitals
Excluded Assets	2.2
Excluded Liabilities	2.4(b)
Existing Escrow Agreements	4.6(b)(vii)
Gross Consideration Shares	2.6(a)(iv)
HCL Holdings	Preamble
Hired Employees	7.2
Inbound Agreements	4.6(a)(iv)
Indemnity Notice	8.5(c)
Initial Cash Amount	2.6(a)(i)
June 30 Financials	4.2(a)
Lenfest Members	Preamble
Licenses	4.9(a)
Loss	8.2(a)
March 31 Financials	4.2(a)
Material Contract	4.7(b)
Member(s)	Preamble
Minimum Share Amount	2.6(a)(v)(1)
Maximum Share Amount	2.6(a)(v)(2)
NMI	Recitals
Outbound Agreements	4.6(a)(v)
Payroll Taxes	7.7
Permits	4.9(a)
Parent	Preamble
Parent Commission Filings	5.3(a)
Parent Financials	5.3(b)
Parent Indemnified Parties	8.2(a)
Purchaser	Preamble
Purchaser Special Losses	8.4(a)
Reasonable Actions	4.6(c)(i)
Records	2.1(k)
Restricted Territory	6.5(a)(i)
Seller Party	9.14
Sellers	Preamble
Sellers Balance Sheet	4.2(a)
Sellers Financials	4.2(a)
Sellers Indemnified Parties	8.3
Sellers Source Code	4.6(b)(vii)
Sellers Special Losses	8.4(b)
Shares	4.18(a)
StarNet	Preamble
StarNet LLC	Preamble
Tax Claim	6.11(c)
Tax Indemnitee	6.11(c)

Defined Term	Section
Tax Indemnitor	6.11(c)
Tax Notice	6.11(c)
Third-Party Claim	8.5(a)
Transaction	Recitals
Transferred Assets	2.1
WARN Act	4.11
          1.3 Terms Generally. Defined terms used in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder” and words of similar import refer to this Agreement (including the Exhibits and Schedules) in its entirety and not to any part hereof unless the context shall otherwise require. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any references to any agreement or other instrument or statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any successor provisions). Any reference in this Agreement to a “day” or number of “days” (without the explicit qualification of “Business Day”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.
ARTICLE II
CLOSING AND PURCHASE PRICE
          2.1 Sale and Transfer of the Assets. Subject to the terms and conditions of this Agreement, on the Closing Date, Sellers will sell, convey, transfer, assign and deliver to Purchaser, and Purchaser will purchase, acquire and accept from Sellers, all of Sellers’ right, title and interest in and to all of the business, properties, rights, claims and assets of Sellers to the extent that they are used, held for use or intended to be used in the operations of the Business, as the same shall exist on the Closing Date (collectively, the “Transferred Assets”), free and clear of any Liens, other than Permitted Liens. The Transferred Assets include, but are not limited to, the following:
          (a) ETB;
          (b) ESM;
          (c) NMI;
          (d) AAA, other than such advanced advertising applications that have been developed specifically for or are used in the Broadway Business;

          (e) all tangible personal property (other than tangible personal property identified in the Transition Services Agreement which are to be used in the Business only during the term of the Transition Services Agreement in order to facilitate the provision of services thereunder), including all machinery, equipment, furniture, software, and hardware, used, held for use or intended to be used in the Business, including all tangible personal property listed on Schedule 2.1(e);
          (f) all items, in addition to tangible personal property referenced in Section 2.1(e), listed on Schedule 2.1(e);
          (g) subject to Section 2.3, all Intellectual Property used, held for use or intended to be used in the Business including all Intellectual Property listed on Sections 4.6(a)(i), (ii), (iii) and (viii) of the Sellers Disclosure Letter;
          (h) subject to Section 2.3, all products developed or under development for use in or derived from any of the assets described in subsection (a), (b), (c) or (d) of this Section 2.1, including the Bigfoot project;
          (i) all rights of Sellers under the Assigned Contracts;
          (j) all transferable licenses, permits, orders, indemnifications, approvals and other authorizations by, and any applications for any of the foregoing filed with, any Governmental Authority used, held for use or intended to be used in or relating to the Business or the Transferred Assets;
          (k) all books and records (other than records for Sellers’ Taxes not of the type specified in Section 2.10 that are applicable to any of the Transferred Assets), relating to the Business or the Transferred Assets, including sales literature, product information, employment records relating to the Business Employees and files and other information and/or data related to or used by Sellers in, or that arise out of, the operation of the Business (the “Records”);
          (l) all notes, drafts and accounts receivable, or portions thereof, arising out of the Transferred Assets for periods after the Closing Date;
          (m) except as provided in Section 2.2(f), all causes of action, claims and rights against third parties that relate to the Transferred Assets or the Business, including all warranties and guaranties received from vendors, suppliers or manufacturers with respect to the Transferred Assets or the Business other than those that are in the process of being prosecuted or affirmatively pursued by Sellers, if any, as of the Closing Date as set forth on Schedule 2.1(m);
          (n) all goodwill appurtenant to the Transferred Assets or the Business and the right to represent to third parties that Purchaser is the successor to the Business; and
          (o) all rights in and to products sold or leased (including products returned after the Closing and rights of rescission, replevin and reclamation) in the operation or conduct of the Business.

          2.2 Assets Not Transferred. Notwithstanding anything herein to the contrary, the following assets are not included in the Transferred Assets and shall be retained by Sellers (the “Excluded Assets”):
          (a) all rights of Sellers in any real property leased by Sellers, except as provided in the Sublease;
          (b) subject to Section 2.3, the assets of the Broadway Business (“Broadway Business Assets”);
          (c) all cash and cash equivalent items, including checking accounts, bank accounts, lock box numbers, certificates of deposit, time deposits, securities, and the proceeds of accounts receivable, including uncashed checks in payment thereof, that relate to the operation of the Business, and performance of services, by the Sellers prior to the Closing Date;
          (d) rights to or claims for refunds or rebates of Taxes and other governmental charges for periods ending on or prior to the Closing Date and the benefit of net operating loss carryforwards, carrybacks or other credits of Seller;
          (e) proprietary or confidential business information, records and policies that relate generally to Sellers and are not used, held for use, intended to be used in or otherwise necessary to conduct the Business, including organization manuals, and Sellers’ Tax records and related information;
          (f) all causes of action, claims, demands, rights and privileges against third parties that relate to any of the other Excluded Assets or any of the Excluded Liabilities, including causes of action, claims and rights under insurance policies relating thereto;
          (g) all other assets, tangible and intangible, that relate generally to Sellers and are not used, held for use, intended to be used in or otherwise necessary to the operation of the Business, including, without limitation, any record interest of StarNet in the real property located at 1332 Enterprise Drive, West Chester, Pennsylvania, StarNet’s interest in StarNet Holdings, Inc. and MDVX, Inc. (f/k/a Media DVX, Inc.), and the assets identified in the Transition Services Agreement which are to be used in the Business only during the term of the Transition Services Agreement in order to facilitate the provision of services thereunder; and
          (h) except as otherwise provided in Article VII, all assets in respect of any Employee Benefit Plan maintained by Sellers.
          2.3 Jointly-Owned Intellectual Property.
          Each of Sellers and Purchaser shall retain equal, undivided interests in the Jointly-Owned Intellectual Property with full rights to use, display, modify, reproduce, transfer, distribute, make, have made, sell, import, and create derivative works. None of the Jointly-Owned Intellectual Property owned by one party shall be deemed a derivative or enhancement of the other party, and neither Sellers nor Purchaser shall (or permit any successor to) claim any rights to, or interests in, any of the Jointly-Owned Intellectual Property retained by the other; provided, however, that each of Sellers and Purchaser shall cooperate fully to effect the intent and perfect the intended ownership structure set forth herein to the extent necessary from and after the Closing Date. Any modification, enhancement or derivative work of the Jointly-Owned Intellectual Property shall be solely owned by the Person creating such modification, enhancement or derivative work.
          2.4 Assumed and Excluded Liabilities.
          (a) Upon the terms and subject to the conditions of this Agreement, Purchaser shall assume, effective as of the Closing, and from and after the Closing Purchaser shall pay, perform and discharge when due, all obligations of Sellers arising under the Assigned Contracts after the Closing Date, to the extent such obligations do not arise as a result of a breach of, or default under, an Assigned Contract prior to the Closing (collectively, the “Assumed Liabilities”).
          (b) Notwithstanding anything herein or in any other Transaction Document to the contrary, and regardless of any disclosure to Purchaser, other than the Assumed Liabilities, Purchaser shall not assume or be liable for any liabilities, obligations or commitments of Sellers, whether known or unknown, absolute, contingent, accrued or otherwise, and whether arising before or after the Closing (the “Excluded Liabilities”), all of which shall be retained and paid, performed and discharged when due by Sellers.
          2.5 Closing.
          (a) The closing (the “Closing”) of the purchase and sale of the Transferred Assets and the assumption of the Assumed Liabilities shall be held at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112-4498. The date on which the Closing shall occur, which shall be the same date on which this Agreement is executed by all the parties hereto, is hereinafter referred to as the “Closing Date.” The Closing shall be deemed to occur as of the close of business on the Closing Date.
          2.6 Consideration.
          (a) As consideration for the acquisition of the Transferred Assets, Purchaser (or, in the case of any issuance of Parent Class A Stock, Parent on behalf of Purchaser) shall:
          (i) On the Closing Date, deliver to Sellers an amount in cash equal to $5,000,000 (“Initial Cash Amount”), subject to the adjustments, if any, required by Section 2.6(b) (the “Closing Cash”);
          (ii) On the Closing Date, assume the Assumed Liabilities;
          (iii) On the Closing Date, deliver to Sellers’ Representative a certificate in the name of the Sellers’ Representative representing a number of shares of Parent Class A Stock equal to $12,000,000 divided by the Parent Class A Stock Value as of the Closing Date (the “Closing Shares”), subject to the adjustments, if any, required by Section 2.6(a)(v) below;

          (iv) On the Closing Date, deliver to the Escrow Agent to be held and distributed in accordance with the terms of the Escrow Agreement a certificate in the name of the Escrow Agent representing a number of shares of Parent Class A Stock equal to $2,500,000, calculated in the same manner as set forth in clause (iii) above (the “Escrow Shares” and together with the Closing Shares, the “Gross Consideration Shares”), subject to the adjustments, if any, required by Section 2.6(a)(v) below;
          (v) On the Adjustment Date, the Gross Consideration Shares shall be adjusted in the manner set forth in the following subparagraphs of this Section 2.6(a)(v):
(1)	if, on the Adjustment Date, the Parent Class A Stock Adjustment Value shall be less than the Floor Value, then the Gross Consideration Shares shall be increased so that the aggregate number of shares of Parent Class A Stock to be delivered to Seller pursuant to this Agreement shall be equal to the quotient obtained by dividing (i) the product of (x) the Gross Consideration Shares determined on the Closing Date and (y) the Floor Value, by (ii) the Parent Class A Stock Adjustment Value; provided, however, that the aggregate number of shares of Parent Class A Stock to be delivered to Seller pursuant to this Agreement, if any, shall not, in any event, exceed 6,713,308 Shares (“Minimum Share Amount”);

(2)	if, on the Adjustment Date, the Parent Class A Stock Adjustment Value shall be more than the Ceiling Value, then the Gross Consideration Shares shall be decreased so that the aggregate number of shares of Parent Class A Stock to be delivered to Seller pursuant to this Agreement shall be equal to the quotient obtained by dividing (i) the product of (x) the Gross Consideration Shares determined on the Closing Date and (y) the Ceiling Value, by (ii) the Parent Class A Stock Adjustment Value; provided, however, that the aggregate number of shares of Parent Class A Stock to be redelivered to Parent pursuant to this Agreement, if any, shall not, in any event, exceed 401,651 Shares (“Maximum Share Amount”);

(3)	For purposes of determining the adjustments pursuant to this Section 2.6(a)(v), calculations shall be made to four decimal places, with fractional shares, based upon such calculations, rounded, up or down, to the nearest whole number;

(4)	If any increase in the number of Gross Consideration Shares is required pursuant to Section 2.6(a)(v)(1), Parent shall have the right, in its discretion, to effect such adjustment by (i) delivering the number of additional shares of Parent Class A Stock required to effect such increase, (ii) cash in an amount equal to the value of additional shares that would otherwise have been delivered pursuant to clause (i) based on the Parent Class A Stock

Adjustment Value, or (iii) any combination of additional shares of Parent Class A Stock and cash;

(5)	Any adjustments required to be made pursuant to this Section 2.6(a)(v), whether delivery by Sellers to Parent or by Parent to Sellers is required, shall be effected within five Business Days after the Adjustment Date; and

(6)	If at any time after the Closing Date and prior to the Adjustment Date, the Parent Class A Stock shall be recapitalized or reclassified or Parent shall effect any stock dividend, stock split or reverse stock split of Parent Class A Stock, or shall otherwise effect any transaction that changes the shares of Parent Class A Stock into any other securities (including securities of another corporation), or shall make any other dividend (other than cash dividends) or distribution on the shares of Parent Class A Stock, then the Floor Value, Ceiling Value, Minimum Share Amount and Maximum Share Amount will, as appropriate, reflect such event and preserve the economic effect of the Floor Value, Ceiling Value, Minimum Share Amount and Maximum Share Amount as of the Closing Date.
          (b) The Initial Cash Amount shall be increased or decreased, as required, to effectuate the proration of revenues and expenses as of the Closing Date, as set forth on Schedule 2.6(b). Schedule 2.6(b) also sets forth a list of accounts receivable relating to periods before and after the Closing Date. If either Seller receives any payments in respect of any of the Assigned Contracts for services provided, or technology licensed, under those Assigned Contracts in respect of periods after the Closing Date, then such Seller shall hold such amount in trust for the benefit of Purchaser and shall pay such amount within ten days of receipt to Purchaser in accordance with the allocations set forth in Schedule 2.6(b). If Purchaser receives any payments in respect of any of the Assigned Contracts for services provided, or technology licensed, under those Assigned Contracts in respect of periods prior to the Closing Date, then Purchaser shall hold such amount in trust for the benefit of Sellers and shall pay such amount within ten days of receipt to Sellers in accordance with the allocations set forth in Schedule 2.6(b). If, and to the extent that, a payment or accounts receivable in respect of an Assigned Contract relates to any period prior to the Closing Date is not received, is delinquent, or is otherwise due, then, in such event, from and after the Closing Date, Purchaser shall be the sole party responsible for, and with authority to, pursue any claims in respect of such amounts against any customer as provided in Section 6.4, and shall allocate any collected funds received in respect of such accounts receivable in a manner consistent with the allocation referred to in this Section 2.6(b) and Schedule 2.6(b). Purchaser shall use commercially reasonable efforts to collect the accounts receivable and shall in good faith seek to collect accounts receivable not in dispute at the respective stated values thereof. So long as Purchaser and Parent are using their commercially reasonable efforts to collect the accounts receivable in a diligent manner consistent with the efforts undertaken with respect to all other receivables of Parent and Purchaser, except for the causes of action identified on Schedule 2.1(m), Sellers shall have no right to initiate or institute any such causes of action or claims or exercise any such rights with respect to the Business or any Transferred Asset after the Closing Date unless requested by Parent.
          (c) No transfer of Parent Class A Stock to Sellers pursuant to this Agreement has been or will be registered under the Securities Act or any state securities laws, except as contemplated by the Registration Rights Agreement.
          (d) Any payment of cash required under this Agreement shall be by wire transfer of immediately available funds to an account designated in writing by the party entitled to such payment at least 2 Business Days prior to the required payment date.
          (e) All deliveries of cash or Parent Class A Stock required to be made to Sellers (including any shares of Parent Class A Stock required to be delivered pursuant to Section 2.6(a)(v)) shall be delivered to Sellers Representative for further delivery to Sellers, and Sellers Representative shall assume all responsibility and liability for making such delivery. Each Seller agrees that, as between Purchaser and Parent and such Seller, delivery to Sellers Representative of any consideration due to such Seller under this Agreement or the Escrow Agreement shall constitute delivery of such consideration to such Seller.
          2.7 Sellers’ Deliveries at the Closing. At the Closing, Sellers shall deliver or cause to be delivered to Purchaser the following:
          (a) the Escrow Agreement;
          (b) the Registration Rights Agreement;
          (c) a Lock-Up Agreement entered into by Sellers and each Member;
          (d) the Sublease;
          (e) written assignment of the trademarks, tradenames, and patents, if any, in substantially the form attached as Exhibit E and all other Intellectual Property in forms reasonably acceptable to Purchaser and otherwise acceptable for filing in all relevant jurisdictions;
          (f) the Transition Services Agreement;
          (g) domain name transfer forms for camsystems.com and adspedia.net;
          (h) the Records; and
          (i) such other documents, in form and substance reasonably acceptable to Purchaser’s counsel, as Purchaser may reasonably request in order to effectively vest in Purchaser good and valid title in and to the Transferred Assets.
          2.8 Purchaser’s Deliveries at the Closing. At the Closing, Purchaser shall deliver or cause to be delivered one or more certificates representing the Escrow Shares to the Escrow Agent and shall deliver or cause to be delivered the following to Sellers:

          (a) the Closing Cash;
          (b) one or more certificates representing the Closing Shares;
          (c) the Escrow Agreement;
          (d) the Registration Rights Agreement;
          (e) the Sublease;
          (f) the Transition Services Agreement; and
          (g) such other documents, in form and substance reasonably acceptable to Sellers’ counsel, as are reasonably required by Sellers to be delivered to effectuate the transactions contemplated hereby.
          2.9 Tax Allocation. Schedule 2.9 sets forth the principles for an allocation of the aggregate consideration payable to Sellers among the Transferred Assets. Such allocations will be used by the parties as the basis for reporting asset values and other items for purposes of all required Tax Returns. Each party agrees that neither it nor any of its Affiliates will take any position inconsistent with such allocations in connection with any Tax Return, Tax filing or other matter related to Taxes, unless otherwise required by Law.
          2.10 Tax Proration. Any ad valorem, property or similar Taxes with respect to the Transferred Assets shall be prorated on a per diem basis through the close of business on the Closing Date, with Sellers being responsible for all of such prorated Taxes attributable to the period on or before the close of business on the Closing Date and Purchaser being responsible for all of such prorated Taxes attributable to the period after the close of business on the Closing Date. Promptly upon receipt, Purchaser or Sellers, as appropriate, shall provide the other with copies of all bills for such items for which the other is responsible pursuant to this Section 2.10. The resulting amount payable by Purchaser or Sellers shall be paid promptly upon demand by the party to whom such payment is owed.
          2.11 Sales Taxes. Purchaser shall pay all sales taxes imposed as a result of the transfer of the Transferred Assets by Sellers to Purchaser pursuant to this Agreement. Each Party shall otherwise pay any other taxes imposed on it by any Governmental Authority in any jurisdiction in connection with the transactions contemplated herein.
          2.12 Risk of Loss. Until the Closing, any loss of or damage to the Transferred Assets and the Business from fire, casualty or any other occurrence shall be the sole responsibility of Sellers.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF STARNET LLC AND EACH MEMBER
          StarNet LLC and each Member represent and warrant to Parent and Purchaser, solely as to itself or himself, as applicable, as of the date hereof and as of the Closing Date, as follows:

          3.1 Partnership Interest. StarNet LLC is the sole general partner of StarNet and each Member is the record and beneficial owner of a limited partner interest in StarNet free and clear of all Liens. Except for the Members, StarNet has no other partners or equity participants.
          3.2 Member Interests. Each Member is the record and beneficial owner of a member interest in CAMS and each Lenfest Member is the record and beneficial owner of a member interest in StarNet LLC, in each case, free and clear of all Liens. HCL Holdings is the record and beneficial owner of an approximate 22.4% membership interest in CAMS. The sole general partner of HCL Holdings is Lenfest Enterprises 2, L.L.C., whose sole member and sole manager is H. Chase Lenfest. The Members constitute the sole members of CAMS.
          3.3 Authority; No Conflicts; Approval.
          (a) StarNet LLC and each Member has full power, legal capacity and authority to enter into this Agreement and to perform his obligations hereunder and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by StarNet LLC and each Member and, assuming due execution and delivery and valid authorization by the other parties hereto, is a valid and binding obligation of StarNet LLC and each Member, enforceable against StarNet LLC and each Member in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
          (b) The execution, delivery and performance by StarNet LLC and each Member of this Agreement does not, and of the other Transaction Documents to which it is a party will not, (i) conflict with or violate any Law, rule, regulation, order, writ, judgment, Injunction, decree, determination or award applicable to StarNet LLC and each Member, or (ii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on the interests of StarNet LLC or any Member in StarNet LLC or either Seller, as applicable, pursuant to any Contract to which StarNet LLC or any Member is a party or by which the interests of StarNet LLC or any Member in StarNet LLC or either Seller, as applicable, is bound or affected, except, in the case of clause (ii) as, individually or in the aggregate, have not resulted, and would not reasonably be expected to result, in a Material Adverse Effect on StarNet LLC, either Seller, or the Business or a material adverse effect on the ability of StarNet LLC, any Member or either Seller to consummate the transactions contemplated by this Agreement.
          (c) StarNet LLC and each Member, acting in each capacity in which it or he is entitled under the organizational or governing documents of StarNet LLC and each Seller, as applicable, has voted in favor of, consented to, or otherwise authorized the execution, delivery and performance of this Agreement by StarNet LLC and each Seller.
          3.4 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of StarNet LLC or any Member that is or will become an Assumed Liability or will otherwise be payable by Parent or Purchaser.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
          Sellers hereby, jointly and severally, represent and warrant to Parent and Purchaser, as of the date hereof and as of the Closing Date, as follows:
          4.1 Authority; No Conflicts; Governmental Consents; Corporate Matters.
          (a) CAMS (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
          (b) StarNet (i) is a limited partnership duly formed, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
          (c) StarNet LLC (i) is a limited liability company duly formed, validly existing and in good standing under the Laws of the Commonwealth of Pennsylvania and (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.
          (d) Each Seller has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated hereby. The execution, delivery and performance by Sellers of this Agreement and the consummation by each Seller of the transactions contemplated hereby have been duly and validly authorized by the Members and StarNet LLC and by all other necessary action on the part of each Seller. This Agreement has been duly executed and delivered by each Seller and, assuming due execution and delivery and valid authorization by Parent and Purchaser, is a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
          (e) The execution, delivery and performance by each Seller of this Agreement does not, and of the other Transaction Documents to which it is a party will not, (i) violate or conflict with the organizational or governing documents of each Seller, (ii) conflict with or violate any Law, rule, regulation, order, writ, judgment, Injunction, decree, determination or award applicable to each Seller or by which any of the assets or properties of the Business are bound or affected, or (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on the

          Transferred Assets pursuant to, any Contract to which a Seller is a party or by which any of the Transferred Assets are bound or affected, except for the consents, approvals, authorizations, and acknowledgements set forth on Section 4.1(e) of the Sellers Disclosure Letter.
          (f) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to each Seller in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except as set forth in Section 4.1(f) of the Sellers Disclosure Letter.
          (g) Except as set forth in Section 4.1(g) of the Sellers Disclosure Letter, no Seller holds, nor has ever held, any interest in any other Person and no part of the Business is owned by or conducted through any Person other than Sellers and their employees. No Person other than StarNet LLC and the Members holds any interest, or has any right or option to acquire any interest, in Sellers.
          4.2 Financial Statements; Absence of Changes.
          (a) Section 4.2(a) of the Sellers Disclosure Letter contains true and complete copies of (i) the unaudited balance sheet (including any related notes thereto) of each Seller for the Business as of December 31, 2004 and the related unaudited income statement of each Seller for the Business for the year ended December 31, 2004 (together the “December 31 Financials”), (ii) the unaudited balance sheet (including any related notes thereto) of each Seller for the Business as of March 31, 2005 and the related unaudited income statement of each Seller for the Business for the three month period ended March 31, 2005 (together the “March 31 Financials”), and (iii) the unaudited balance sheet (including any related notes thereto) of each Seller for the Business as of June 30, 2005 (the “Sellers Balance Sheet”) and the related unaudited income statement of each Seller for the Business for the three month period ended June 30, 2005 (together with the Sellers Balance Sheet, the “June 30 Financials”, and collectively with the December 31 Financials and the March 31 Financials, the “Sellers Financials”). Sellers Financials have not been prepared in accordance with GAAP, however, the March 31 Financials the June 30 Financials have been prepared on a basis consistent with the basis on which the December 31 Financials were prepared, and the June 30 Financials fairly present, in all material respects, the financial condition and results of operations of the Business.
          (b) Except as disclosed in the Sellers Balance Sheet or as disclosed in Section 4.2(b) of the Sellers Disclosure Letter, neither Seller has any Liabilities which are, individually or in the aggregate, material to the Business, results of operations or financial condition of such Seller, except for Liabilities incurred since the date of the Sellers Balance Sheet in the ordinary course of business consistent with past practices that are not, individually or in the aggregate, material to either Seller or Liabilities incurred pursuant to this Agreement.

          (c) Except as disclosed in Section 4.2(c) of the Sellers Disclosure Letter, since June 30, 2005, the Business has been conducted in the ordinary course of business and consistent with past practice, and, since such date, there has not been any event or circumstance that has resulted, or would reasonably be expected to result in, a Material Adverse Effect on either Seller or the Business.
          (d) The Sellers Financials were prepared in accordance with the books of account and records of Sellers for the Business. The books of account and records of Sellers for the Business are true and complete in all material respects and fairly reflect all the material properties, assets, liabilities and transactions of each Seller on a basis consistent with preceding periods and throughout the respective periods covered by Sellers Financials. All fees, charges, costs and expenses of any nature whatsoever (including, without limitation, insurance premiums, reorganization or restructuring costs, utility charges, office, maintenance, labor, and income, property, payroll and other taxes) associated with the ownership, leasing, operation, maintenance and management of the Business and the Transferred Assets have been in all material respects fully and properly charged and reflected in the books of account and records of Sellers for the Business and in the Sellers Financials, and such books of account and records and the Sellers Financials do not, because of the provision of services or the bearing of costs and expenses by any other Person or for any other reason, understate in any material respect the true costs and expenses of conducting the Business.
          4.3 Taxes. Except as disclosed in Section 4.3 of the Sellers Disclosure Letter, (i) Sellers have filed or caused to be filed all Tax Returns of Sellers, which have become due (taking into account valid extensions of time to file), and have paid or caused to be paid all Taxes due thereon, with respect to the Business, in each case to the extent Parent or any of its Subsidiaries would incur liability under a successor liability (or similar) statute for failure to file such Tax Returns or pay such Taxes by reason of its acquisition of the Transferred Assets, (ii) each Tax Return described in (i), to the extent relating to the Transferred Assets, was true, complete and correct in all material respects, (iii) there are no outstanding Tax Liens that have been filed by any Tax authority against the Transferred Assets except for Taxes that are not yet due and payable; and (iv) no claims are being asserted or have been raised with respect to any Taxes relating to the Transferred Assets.
          4.4 Assets Other than Real Property Interests.
          (a) Sellers have good title to all of the Transferred Assets, tangible and intangible, free and clear of all Liens except Permitted Liens. All Transferred Assets are in reasonable operating condition and repair, reasonable wear and tear excepted, and are suitable and adequate for use in the ordinary course of business and conform to all applicable Laws. Upon the Closing, Purchaser will indefeasibly own and hold good title to the Transferred Assets free and clear of any Liens except Permitted Liens.
          (b) The Transferred Assets comprise all the assets employed by Sellers in connection with the Business, and none of the Broadway Business Assets, except for the Jointly-Owned Intellectual Property, are necessary or desirable for the operation of the Business. Schedule 2.1(e) sets forth a complete list of all tangible personal property used, held for use or intended to be used in the Business. The Transferred Assets and the assets identified in the Transition Services Agreement which are to be used in the Business only during the term of the Transition Services Agreement in order to facilitate the provision of services thereunder are the only assets of Sellers necessary or desirable for the conduct of the Business immediately following the Closing in substantially the same manner as currently conducted. After the Closing, Sellers will not (i) hold any assets or properties used, held for use or intended to be used in the Business other than the Jointly-Owned Intellectual Property or (ii) otherwise participate in the conduct of the Business.
          4.5 Real Property Interests.
               (a) Section 4.5(a) of the Sellers Disclosure Letter sets forth a complete and accurate list of all real property leased or subleased by each Seller. Neither Seller owns any real property; a list of all real property owned by Sellers, if any, since 2000 is set forth on Section 4.5(a) of Sellers Disclosure Letter.
               (b) CAMS’s lease for the space that includes the Sublease Space is legal, valid, binding, enforceable and in full force and effect and represents the entire agreement between the landlord and Sellers with respect to such space. Neither CAMS nor, to the knowledge of CAMS, any other party to such lease is in breach or default in respect of such lease, and, to the knowledge of CAMS, no event has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such lease. The Sublease Space is adequate for the conduct of the Business presently conducted therefrom by CAMS.
          4.6 Patents, Trademarks and Other Rights.
               (a) List of Patents, Trademarks and Similar Rights. Section 4.6(a) of the Sellers Disclosure Letter sets forth a complete and accurate lists and status of:
                    (i) all foreign and domestic Intellectual Property registrations and issued or granted patents, or if a registration or patent has not been issued or granted, all pending and abandoned applications for patents, and all applications to register trademarks, trade names, service marks, copyrights and domain names, and all extensions, renewals, restorations, revivals, resuscitations, continuations, continuations-in-part, divisionals, reissues, and reexaminations thereof, as well as all invention disclosure records for which Sellers have not filed for patent protection, which a Seller owns or in which a Seller claims or can claim ownership and which pertains to the Business;
                    (ii) all products, including computer software or technology, commercially sold or licensed by a Seller and all types of services commercially provided by each Seller which pertain to the Business;
                    (iii) any computer software and software applications in development by or owned by a Seller which pertains to the Business;

                    (iv) all agreements (“Inbound Agreements”) under which any Intellectual Property used, held for use, intended for use in, or otherwise necessary to operate, any aspect of the Business, is licensed or sublicensed by a Seller from others or otherwise permitted by other Persons to use, indicating the parties to each such agreement (other than “shrinkwrap,” “clickwrap” or other commercial, off-the-shelf licenses), and agreements under which any such software has been or is required to be escrowed;
                    (v) all agreements (“Outbound Agreements”) pursuant to which a Seller has granted, or has an obligation to grant, any rights in, to or concerning any Intellectual Property used, held for use, intended for use in, or otherwise necessary to operate, any aspect of the Business, including assignments, covenants-not-to-sue or assert, licenses (exclusive or nonexclusive) or sublicenses, releases, grant-backs, cross-licenses, confidentiality or escrow arrangements, indemnification, and all settlement, consent or coexistent agreements involving any such Intellectual Property;
                    (vi) all contracts and agreements that include any licenses, grantbacks, covenants not to sue, or other provisions that relinquish, limit, or otherwise affect rights to enforce any Intellectual Property used, held for use, intended for use in, or otherwise necessary to operate, any aspect of the Business, that is owned, controlled, or licensable by a Seller, or that in any way define or characterize ownership of such Intellectual Property, including integration agreements, hardware porting kits, and any agreement with any multiple system operator or Person controlled by or Affiliated with a multiple system operator;
                    (vii) all agreements to which a Seller or any Affiliate of a Seller is a party, or otherwise subject to, and which pertains to the Business, with or involving any standards setting bodies or organizations, including Cable Television Laboratories, Inc. (“CableLabs”), the Society Of Cable Television Engineers, or similar organizations, and any open source compacts and/or other standards developing community agreement, including but not limited to the Java-related JCP/JSPA/JSPA2/JSR242 agreements; and
                    (viii) all other Intellectual Property (not identified pursuant to clauses (i)-(vii) above) which pertains to the Business.
               (b) Free Title and Liens. Sellers own exclusively (except for any Jointly-Owned Intellectual Property identified as such on Schedule 2.3 or as described in Sections 4.6(d)(iii) and 4.6(d)(iv) of the Sellers Disclosure Letter with respect to any Company Owned Intellectual Property subject to an agreement pursuant to which the applicable contributor has agreed to assign all of his rights to the applicable Seller but no formal assignment has been obtained as of the Closing Date) all of the Intellectual Property identified and indicated in Sections 4.6(a)(i), (ii), and (iii) of the Sellers Disclosure Letter (the “Company Owned Intellectual Property,” which for purposes of this representation shall be deemed to include references to the Jointly-Owned Intellectual Property). Except as set forth in Section 4.6(b) of the Sellers Disclosure Letter:
                 (i) with respect to the Company Owned Intellectual Property (other than patents, patent applications, or invention disclosure records), CAMS or StarNet, as the case may be, has good and valid title thereto free and clear of all Liens (other than Permitted Liens and the Outbound Agreements);
                 (ii) with respect to the patents, patent applications and invention disclosure records owned by a Seller, such Seller has good and valid title thereto free and clear (except pursuant to the Outbound Agreements) of (w) any obligations to license (exclusive or nonexclusive), cross-license or sublicense, escrow or assign, or any obligations to grant a covenant-not-to-sue or assert; (x) any Liens (other than Permitted Liens) or restrictions on title; or (y) any license (exclusive or nonexclusive), sublicense, cross-license, assignment or escrow arrangements or covenants not-to-sue or assert;
                 (iii) with respect to all Intellectual Property held by a Seller under license or sublicense pursuant to Inbound Agreements, such Seller has the right to use such Intellectual Property in the manner and subject to limitations on the scope of such use as set forth in the Inbound Agreements;
                 (iv) except as set forth in Section 4.6(b)(iv) of the Sellers Disclosure Letter, no open source code is used in any of the Company Owned Intellectual Property that a Seller offers, sells, licenses, or uses in or for operation of the Business, and to the knowledge of Sellers no open source code is used in any software licensed by Sellers and used in the Business except in the manner and subject to the limitations on the scope of such use as set forth in the Inbound Agreements; other than any standards setting body agreements set forth in Section 4.6(a)(vii) of the Sellers Disclosure Letter, neither Seller has contributed technology or technological specifications as a member of, or otherwise bound itself by any agreements with, and has not otherwise contributed, or committed, dedicated, licensed, or agreed not to assert any of its Intellectual Property, as to any standards setting body or like organization; and Sellers warrant that there are no material rights of Seller in or to any Intellectual Property used, held for use, intended for use in, or otherwise necessary to operate, any aspect of the Business, as to which there exists any legal commitment to grant rights in, or waive enforcement against, any third party by virtue of an agreement with or membership in any standards setting body;
                 (v) to the knowledge of each Seller, none of the Company Owned Intellectual Property contains any malicious code or viruses, worms, Trojan horses, backdoors or malicious mobile code (e.g., malicious JavaScript and vbscript applets);
                 (vi) none of the Company Owned Intellectual Property is subject to any obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that by its terms (A) requires, or conditions the use or distribution of such Company Owned Intellectual Property on, the disclosure, licensing or distribution of any source code for any portion of such Company Owned Intellectual Property; or (B) otherwise imposes any material limitation, restriction or condition on the right or ability of either Seller to use or distribute any Company Owned Intellectual Property; and
                 (vii) except pursuant to the escrow agreements described in Section 4.6(b)(vii) of the Sellers Disclosure Letter (the “Existing Escrow Agreements”)

and for Customer Contracts identified on Section 4.6(b)(vii) of the Sellers Disclosure Letter as providing for the establishment of software escrow(s) but as to which no escrow has been established as of the date hereof (the “Contractual Escrow Obligations”), (a) no material source code of any of the Company Owned Intellectual Property (“Sellers Source Code”) has been delivered, licensed or made available to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of a Seller, and (b) neither Seller has any duty or obligation (whether present, contingent or otherwise) to deliver, license or make available any such Sellers Source Code to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license or disclosure of any Sellers Source Code to any Person, except for the required delivery of such Sellers Source Code (x) to the escrow agent identified in each Existing Escrow Agreement in accordance with the terms of such Existing Escrow Agreement or (y) pursuant to the establishment of a software escrow in accordance with the terms of the Contractual Escrow Obligations.
               (c) Protection of Intellectual Property. Except as set forth in Section 4.6(c) of the Sellers Disclosure Letter:
                 (i) (x) Sellers have taken actions that, in their reasonable business judgment, are appropriate (“Reasonable Actions”) to protect and police the Company Owned Intellectual Property (which Sellers have no reason to believe are inconsistent in any material respect with general industry standards), including filing the necessary documents (including submission to the appropriate patent office or compliance with, as appropriate, the following: full and timely payment of filing and similar fees during prosecution; issue or registration fees; maintenance fees; compliance with “small entity” requirements; compliance with inventorship requirements; compliance with oath/declaration execution requirements; compliance with duty of disclosure requirements; and compliance with assignment execution and recording requirements) with the United States Patent and Trademark Office, or such other filing offices, domestic or foreign, and duly registering with or causing the respective Intellectual Property to be issued by such filing offices; and (y) to the extent necessary to protect their interest therein, the Company Owned Intellectual Property has been used with all patent, trademark, copyright and other Intellectual Property notices, markings and legends prescribed by Law;
                 (ii) (x) with respect to the Company Owned Intellectual Property rights that have been applied for or filed with the relevant Governmental Authorities, or that have been registered, granted or issued by such relevant Governmental Authorities, Sellers have taken Reasonable Actions to protect and maintain, respectively, such Company Owned Intellectual Property rights under applicable Laws, and such registrations, grants, and issuances remain valid, in full force and effect and fully enforceable by Sellers, (y) none of the Company Owned Intellectual Property rights, to the knowledge of Sellers, has expired, been abandoned or fallen into the public domain, has been canceled or adjudicated invalid (except with respect to patent applications that have been rejected by a Governmental Authority in the ordinary course of the patent application process and are listed on Section 4.6(c)(ii)(y) of the Sellers Disclosure

Letter), or is subject to any outstanding order, judgment or decree restricting its use or adversely affecting Sellers’ rights thereto; and (z) all of the research and development of and relating to the Company Owned Intellectual Property is conducted by CAMS and/or StarNet and not by any other Affiliate of either Seller or of any Member;
                 (iii) there are no allegations by any non-Governmental Authority third party to indicate that such Company Owned Intellectual Property rights owned by Sellers that have been granted or applied for or filed with the relevant Governmental Authorities and that have not been registered, granted or issued by such relevant Governmental Authorities, are not entitled to registration, grant or issuance by the relevant Governmental Authorities; and
                 (iv) Sellers have complied with, are complying with and will comply with: (1) their duty of disclosure before the United States Patent and Trademark Office, as defined by the relevant rules and regulations governing such duty, in connection with the prosecution of pending United States patent applications (including both patent applications pending as of the Closing Date and patent applications issued as patents as of the Closing Date); and (2) any comparable duty of disclosure before other patent offices in countries other than the United States, if any, in connection with the prosecution of patent applications in those countries.
               (d) Intellectual Property from Employees and Others.
                 (i) Except as described in Section 4.6(d)(i) of the Sellers Disclosure Letter, the employment policy of each Seller requires, and, to each Seller’s knowledge after reasonable investigation, at all times in the past has required, that the entire right, title and interest of any and all Intellectual Property conceived, created, invented, authored or developed or caused to be reduced to practice by any employee of the Seller during the term of, and that relates to, such employee’s employment with such Seller shall immediately and exclusively vest in such Seller, and Sellers have taken Reasonable Actions generally to enforce such employment policies.
                 (ii) Except as described in Section 4.6(d)(ii) of the Sellers Disclosure Letter, true and complete copies of each Seller’s employment policy and all current forms of employment agreements implementing these policies used by Sellers are attached to Section 4.6(d)(ii) of the Sellers Disclosure Letter.
                 (iii) Except for those employees identified in Section 4.6(d)(iii) of the Sellers Disclosure Letter, every current employee of each Seller and every individual named or identified as an inventor on any patent applications filed by or to be filed or on behalf of a Seller (including issued patents, pending patent applications and invention disclosures), has executed an agreement that sets forth therein a covenant and assignment implementing the policy set forth in clause (d)(i) above.
                 (iv) Except as described in Section 4.6(d)(iv) of the Sellers Disclosure Letter, each Seller’s form of consulting agreement (a true and complete copy of which is attached to Section 4.6(d)(iv) of the Sellers Disclosure Letter) provides that all technical consultants and technical contractors who contribute to the creation or the development of Company Owned Intellectual Property assign to such Seller such consultant’s or contractor’s rights to any such contribution that such Seller does not, or will not, own by operation of Law, and Sellers have generally required all technical consultants and technical contractors to execute such agreement, including all individuals named or identified as inventors on any patent applications filed or to be filed by or on behalf of such Seller (including issued patents, pending patent applications and invention disclosures).
                 (v) To the knowledge of each Seller, none of the individuals identified in Sections 4.6(d)(iii) and (iv) of the Sellers Disclosure Letter and none of the technical consultants or technical contractors who have not provided Sellers with a valid written assignment to such consultant’s or contractor’s rights as described in Section 4.6(d)(iv) of the Sellers Disclosure Letter has either generated or retained any Intellectual Property listed in Section 4.6(a) of the Sellers Disclosure Letter.
                 (vi) For the Company Owned Intellectual Property rights in the patents, patent applications, invention disclosure records and copyrightable materials listed in Section 4.6(a) of the Sellers Disclosure Letter that do not identify a Seller as the assignee, Sellers have obtained, or Sellers shall procure prior to Closing without providing any additional compensation, obligation or consideration unless with prior written approval from Parent, the necessary agreements and/or assignments to vest complete ownership of such patents, patent applications, invention disclosure records, and copyrightable materials in such Seller.
               (e) Trade Secrets. Sellers have taken all commercially reasonable steps to protect and preserve the secrecy, confidentiality and value of all of their Trade Secrets and, to the knowledge of each Seller, there are no unauthorized uses, disclosures or misappropriations of any Trade Secret.
               (f) Intellectual Property Infringement. Except as set forth in Section 4.6(f) of the Sellers Disclosure Letter:
                 (i) to the knowledge of Sellers, Sellers’ activities (including the granting of any licenses or sublicenses), products and services have not, as presently conducted do not, and as presently contemplated to be conducted in the future will not, infringe upon or otherwise misappropriate or violate, any Intellectual Property rights of any other Person;
                 (ii) there are no claims or Actions pending, no notice (formal or informal) provided, and, to the knowledge of any Seller, no Legal Proceedings or Claims threatened, including any indemnification or contribution claims, in each instance, either currently pending or asserted in the past, and, to the knowledge of any Seller, no basis for any such Claim or Legal Proceeding:

                                        (x) alleging that either Seller or any of its activities, products or services, or the practice of the inventions defined by their issued patents, infringe upon, violate or otherwise constitute an unauthorized use of any other Person’s Intellectual Property;
                                        (y) challenging either Seller’s ownership of, right to use, or the validity or enforceability or effectiveness of any Intellectual Property it owns or in which it claims ownership, including the Company Intellectual Property; or
                                        (z) contending, with respect to any agreement entered into by a Seller, that such Seller has breached or violated such agreement, that any Intellectual Property licensed to or used by such Seller under such agreement has been violated or is invalid, unenforceable, unpatentable, unregisterable or cancelable, or violates, infringes or misappropriates any other Person’s Intellectual Property, that a party to such agreement intends to cancel, terminate or fail to renew such agreement, or that there exists an event, condition or occurrence that, with the giving of notice or lapse of time, or both, would constitute a breach or default by any party to such agreement;
                 (iii) Sellers have not filed a Claim against, provided notice to or taken any other action against any Person claiming the infringement, violation, or unauthorized use by any Person of any Intellectual Property owned by or licensed to Sellers and, to the knowledge of any Seller, no Person is infringing, violating or misappropriating any such Intellectual Property; and
                 (iv) the execution and delivery of this Agreement by Sellers does not, and the consummation of the transactions contemplated by this Agreement will not, result in the loss of Sellers’ rights in any Intellectual Property.
               (g) No Waiver of Privilege. Sellers have taken Reasonable Actions to maintain any attorney-client privilege or other legal privilege with respect to oral and written communications relating to Company Owned Intellectual Property and legal claims and defenses related thereto.
               (h) Adequacy of Rights. Sellers own or otherwise hold sufficient rights to all Intellectual Property necessary to carry on the Business and all such rights shall survive the execution, consummation and performance of this Agreement unchanged in any material respect.
               (i) Prior Agreements. To the knowledge of Sellers, no current or former employee is or was a party to any confidentiality agreement or agreement not to compete which restricts or forbids, or restricted or forbade, during any time of such employee’s employment by Sellers, such employee’s performance of the business of Sellers or any activity such employee was hired to perform.
          4.7 Contracts.
               (a) Section 4.7(a) of the Sellers Disclosure Letter lists all Contracts pursuant to which a Seller or an Affiliate of a Seller receives or is entitled to receive payments from any customer of the Business (the “Customer Contracts”). Section 4.7(a) of the Sellers

Disclosure Letter includes (A) a list all of all customers of the Business as of the date of this Agreement and all customer terminations and non-renewals from December 31, 2004 to the date of this Agreement (including approximate dates of termination and non-renewal), (B) a list of current active prospects and current significant suppliers for each Service, (C) accurate copies of the form Customer Contracts and purchase orders now used for each Service, and (D) accurate copies of any “roadmaps” developed for any of the Services or shared with any customer. Except as indicated in such Section 4.7(a) of the Sellers Disclosure Letter, each customer of the Business is party to a Customer Contract to which any of Sellers is a party.
               (b) Section 4.7(b) of the Sellers Disclosure Letter lists all of the following Contracts (each Contract listed or required to be listed in Section 4.7(b) of the Sellers Disclosure Letter, along with each Assigned Contract, each Customer Contract and each Contract listed or described, or required to be listed or described, in Sections 4.6(a)(iv) or (v) of the Sellers Disclosure Letter, a “Material Contract”, and collectively the “Material Contracts”) in effect as of the date of this Agreement to which a Seller is a party and that are:
                 (i) employment, bonus or consulting agreements involving potential payments in excess of $75,000 over any period of 12 months or more;
                 (ii) Contracts evidencing or securing Indebtedness of a Seller (other than trade accounts arising in the ordinary course of business that do not exceed $2,500 individually or $15,000 in the aggregate);
                 (iii) Contracts in which a Seller has guaranteed the obligations of any Person;
                 (iv) any lease (other than for real property) involving an annual expense in excess of $10,000 that is not cancelable without penalty or further payment upon ninety (90) days’ or less notice;
                 (v) Contracts that may require a Seller to indemnify any other Person;
                 (vi) any Contract involving the potential payment (A) by a Seller of $25,000 or more or (B) to a Seller of an amount that is reasonably likely to be $25,000 or more, in each case including agreements with television networks (including broadcast and cable networks), cable and direct broadcast system operators, manufacturers of televisions and set-top boxes and advertisers;
                 (vii) Contracts that contain any “most favored nations” provisions, as such term is commonly understood in the cable television and satellite television industries;
                 (viii) Contracts that guarantee any Person a particular amount of payment from a Seller irrespective of such Person’s performance of any of its obligations under such Contract;
                 (ix) any Contract establishing any joint venture, partnership, strategic alliance, or other collaboration;

                 (x) all Contracts that limit, or purport to limit, the ability of a Seller to compete in any line of business or with any Person or in any geographic area or during any period of time or that require a Seller to deal exclusively with a given Person in respect of a given matter;
                 (xi) a Contract for the sale of any Transferred Asset or the grant of any preferential rights to purchase any Transferred Asset or requiring the consent of any party to the transfer thereof; and
                 (xii) a Contract other than as set forth above to which a Seller is a party or by which it or any of its assets or businesses is bound or subject that is material to the Business or the use or operation of the Transferred Assets.
               (c) Sellers have provided Purchaser with a complete and accurate copy of every Material Contract. Except as disclosed in Section 4.7(c) of the Sellers Disclosure Letter, (i) neither Seller is in default under the terms of any Material Contract or in the payment of any principal of or interest on any Indebtedness and (ii) to the knowledge of each Seller, no counterparty to any Material Contract is in default thereunder.
          4.8 Legal Proceedings. As of the date hereof, except as set forth in Section 4.8 of the Sellers Disclosure Letter, there is no (a) Legal Proceeding pending or, to the knowledge of either Seller, threatened, against, involving or affecting either Seller or any of its assets or rights, (b) judgment, decree, Injunction, rule, or order of any Governmental Authority applicable to either Seller, or (c) Legal Proceeding pending or, to the knowledge of each Seller, threatened, against either Seller that seeks to restrain, enjoin or delay the consummation of the transactions contemplated by this Agreement or that seeks damages in connection therewith.
          4.9 Licenses; Compliance with Regulatory Requirements.
               (a) Sellers hold all licenses, franchises, ordinances, authorizations, permits, certificates, variances, exemptions, concessions, leases, rights of way, easements, instruments, orders and approvals, domestic or foreign (collectively, the “Licenses”), required for or which are material to the ownership of the Transferred Assets and the operation of the Business. Sellers are in compliance with, and have conducted the Business so as to comply in all material respects with, the terms of their Licenses and with all applicable Laws, rules, regulations, ordinances and codes (domestic or foreign). Without limiting the generality of the foregoing, Sellers (i) to the knowledge of each Seller, have all Licenses of Governmental Authorities required for the operation of the facilities being operated on the date hereof by Sellers (the “Permits”), (ii) have duly filed all reports and other information required to be filed with any Governmental Authority in connection with such Permits and (iii) are not in violation of any of such Permits in any material respect.
               (b) Except as set forth in Section 4.9(b) of the Sellers Disclosure Letter, to each Seller’s knowledge, (i) Sellers and the operation of the Business, equipment and other assets and the facilities owned or leased by them are in compliance in all material respects with all applicable Environmental Laws, (ii) Sellers hold all Permits required under Environmental Laws necessary to enable them to own, lease or otherwise hold their assets and to carry on the Business as presently conducted, (iii) neither Seller has any knowledge of any investigations, administrative proceedings, judicial actions, orders, claims or notices that are pending or threatened against either Seller relating to or arising under any Environmental Laws, (iv) neither Seller has any knowledge of any ongoing remediation of or other response activity to address contamination or any other adverse environmental or indoor air quality condition and no condition that would be reasonably expected to give rise to a requirement under applicable Environmental Laws to conduct such remediation or response activities, and no Governmental Authority has proposed or threatened any such remediation or response, at any real property currently or formerly leased by a Seller, or resulting from any activity of a Seller, (v) neither Seller has received any notice alleging a violation of or liability of a Seller, under any Environmental Laws, and (vi) neither Seller has contractually agreed to assume or provide an indemnity for environmental liabilities of any third party.
          4.10 Employee Benefits Matters.
               (a) Section 4.10 of the Sellers Disclosure Letter contains a complete list of Employee Benefit Plans. Sellers have provided to Parent a copy (or, with respect to any unwritten arrangement, a description) of each Employee Benefit Plan and, to the extent applicable, the annual reports for the three most recent plan years, the most recent determination letter regarding the plan’s qualified status under the Code and the latest summary plan description.
               (b) To the knowledge of Sellers, each Employee Benefit Plan is and has been maintained in compliance, in all material respects, with its terms and the provisions of all applicable Laws, rules and regulations, including, without limitation, ERISA and the Code. Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and, to the knowledge of each Seller, there are no facts which would adversely affect the qualified status of any such Employee Benefit Plan. Sellers and any ERISA Affiliates have never sponsored or maintained an “employee pension benefit plan” subject to Title IV of ERISA or the minimum funding requirements of Section 412 of the Code. Sellers and any ERISA Affiliates have never maintained or incurred any liability with respect to any “multiemployer plan” (as defined in Section 3(37) of ERISA).
               (c) There are no pending or, to the knowledge of each Seller, threatened claims against the assets of any of the Employee Benefit Plans or the trusts established to hold the assets of those plans or the fiduciaries of such plans. No Employee Benefit Plan is the subject of an ongoing audit, investigation or other administrative proceeding of the Internal Revenue Service, the Department of Labor or any other Governmental Authority, and no Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program of the Internal Revenue Service, the Department of Labor or any other Governmental Authority.
               (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in combination with any other event) will result in (1) any payment becoming due, increase the amount of any payment, or accelerate the timing or vesting of any payment to any current or former employee or independent contractor or group of employees or independent contractors of the

Business pursuant to any of the Employee Benefit Plans, or (2) the imposition of any excise tax under Section 4999 of the Code or the denial of any deduction under Section 280G of the Code for any period prior to the Closing Date, for which in the case of either (1) or (2) Purchaser will be liable.
          4.11 Labor and Employee Relations.
               Section 4.11 of the Sellers Disclosure Letter contains a complete list of all employees of a Seller who are employed in the Business (the “Business Employees”), listing the employer, title or position held, base salary, any commissions or other compensation paid or payable, all employee benefits received, date of hire, any prior periods of service with a Seller, all Employee Benefit Plans in which the individual participates, the amount of accrued but unused vacation and any other terms of any oral or written agreement with a Seller and whether the Business Employee is on a leave of absence, the nature of such leave and expected date of return by such employees. Sellers shall update Section 4.11 of the Sellers Disclosure Letter as necessary and re-deliver to the Purchaser an updated list of Business Employees and the associated information described to reflect any changes that occur prior to the Closing Date. Except as set forth on Section 4.11 of the Sellers Disclosure Letter, neither Seller is a party to or obligated under any employment, consulting or other arrangement entered into or maintained for the benefit of its current or former employees, temporary or leased workers or independent contractors. The Sellers have made available to the Purchaser a true and correct copy of each written arrangement described on Section 4.11 of the Sellers Disclosure Letter. To the knowledge of each Seller, each Business Employee, independent contractor and temporary or leased worker is properly classified for employment tax and employee benefit plan purposes. To the knowledge of each Seller, each Seller is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation. No employees of either Seller are covered by a collective bargaining agreement. Prior to the Closing Date, Sellers have taken all necessary actions to comply with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) to the extent either Seller is subject to such act, and Purchaser shall not have any disclosure or announcement obligations under the WARN Act as a result of the transactions contemplated by this Agreement.
          4.12 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of either Seller that is or will become an Assumed Liability or will otherwise be payable by Parent or Purchaser.
          4.13 Receivables. All the accounts receivable included in the Transferred Assets, if any, (a) represent actual indebtedness incurred by the applicable account debtors, (b) have arisen from bona fide transactions in the ordinary course of the Business, and (c) to the knowledge of each Seller, are good and collectible at the aggregate recorded amounts thereof, net of any applicable reserves for doubtful accounts reflected on the Sellers Balance Sheet. Since the date of the Sellers Balance Sheet, there have not been any write-offs as uncollectible of any receivables, except for write-offs in the ordinary course of the Business and consistent with past practice. The accounts receivable reflected on Schedule 2.6(b): (i) represent actual indebtedness incurred by the applicable account debtors, (ii) have arisen from bona fide transactions in the ordinary course of the Business, and (iii) to the knowledge of each Seller, are good and collectible at the aggregate recorded amounts reflected on Schedule 2.6(b).
          4.14 Transactions with Affiliates. Except for the Transaction Documents, there are no Contracts between a Seller, on the one hand, and any Member or any Affiliate of a Seller or of any Member or any Person in which any Member has a direct or indirect interest representing a greater than ten percent equity interest in such Person, on the other hand, that are not included as part of the Transferred Assets which are necessary to the conduct of the Business. Except for the Transaction Documents, any Contract between or among any Sellers, on the one hand, and any Member or any Affiliate of a Seller or of any Member or any Person in which any Member has a direct or indirect interest representing a greater than ten percent equity interest in such Person, which is retained by Sellers and is not being transferred to Purchaser or included as part of the Transferred Assets does not require the use of, or access to, any of the Transferred Assets to permit Sellers to perform their respective obligations under any such Contract, except as set forth in Section 4.14 of the Sellers Disclosure Letter. After the Closing neither of the Sellers and none of the Members or any Person in which any Member has a direct or indirect interest representing a greater than ten percent equity interest in such Person, other than such Member’s interest in Parent, will have any interest in the Transferred Assets.
          4.15 Effect of Transaction.
               (a) The relations of each Seller with its customers and suppliers is currently satisfactory and consistent with the past experience of such Seller. Except as set forth in Section 4.15 of the Sellers Disclosure Letter, no creditor, employee, client, customer, supplier, Governmental Authority or other Person having a material business relationship with a Seller or the Business has informed either Seller or any Member, and each Seller has no knowledge, that such person intends to change such relationship because of the purchase and sale of the Business or the consummation of any other transaction contemplated hereby.
               (b) Neither the sale and transfer of the Transferred Assets pursuant to this Agreement, nor Purchaser’s ownership, possession or use thereof from and after the Closing as a result of such sale and transfer, will result in or be subject to the imposition of any liability upon Purchaser or any of its Affiliates for appraisal rights or any other liability of any nature whatsoever owing to any Member or any other Person that has not been expressly assumed by Purchaser in this Agreement.
          4.16 Provided Information. All written information (excluding financial projections) concerning a Seller or the Business that has been prepared by or on behalf of a Seller or its officers or authorized representatives and that has been provided to Purchaser, any of its Affiliates or any of their respective authorized representatives in connection with the transactions contemplated hereby, was, at the time made available, correct in all material respects and did not, at the time made available, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made. All financial projections concerning a Seller or the Business, whether oral or written, that have been prepared or made by or on behalf of a Seller or the Business or any of its officers or authorized representatives, and that have been provided to Purchaser, any of its Affiliates or any of their respective authorized representatives in connection with the transactions contemplated hereby have been reasonably prepared or made on a basis reflecting the best currently available estimates and judgments of each Seller’s management as to the future financial performance of such Seller or the Business. Neither Seller has any knowledge that the future financial performance of the Business is unlikely to be consistent in all material respects with such financial projections.
          4.17 Documents Delivered. All documents which have been or shall be delivered to Purchaser by or on behalf of Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby (including all documents and agreements referenced in the Schedules or provided to Purchaser in connection with its due diligence investigation of each Seller) are or when so delivered shall be correct, current and complete copies of the originals thereof.
          4.18 Securities Laws.
               (a) Each Seller is acquiring the shares of Purchaser Class A Stock to be issued to it pursuant to this Agreement (the “Shares”) for its own account, and not with a view to, or for sale in connection with, any distribution of any Shares in violation of the Securities Act; provided, however, that Sellers may distribute Shares to Members. Sellers and the Members have no present agreement, undertaking, arrangement, obligation or commitment providing for the distribution of any Shares, except for the distribution of Shares by Sellers to Members.
               (b) Each Seller and each Member, is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act, with such knowledge and experience in financial and business matters as is necessary to evaluate the merits and risks of an investment in Shares and is able to bear the economic risk associated with the acquisition of “restricted” securities. The sole general partner of HCL Holdings is Lenfest Enterprises 2, L.L.C., whose sole member and manager is H. Chase Lenfest, who, as a Member, has made the investment representations set forth in this Section 4.18. H. Chase Lenfest represents that an investment in the Shares by HCL Holdings is within the scope of permissible investments that HCL Holdings is able to undertake, and that H. Chase Lenfest has full authority to make investment decisions on behalf of HCL Holdings.
               (c) Each Seller and each Member that may receive Shares from a Seller, understands that the issuance of Shares to Sellers have not been and will not, except as contemplated by the Registration Rights Agreement, be registered under the Securities Act, and that Shares issued to a Seller must continue to be held by such Seller unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration. Sellers understand that the exemptions from registration afforded by Rule 144 promulgated under the Securities Act (the provisions of which are known to it) depend on the satisfaction of various conditions, and that, if applicable Rule 144 may afford the basis for sales only in limited amounts.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER
          Each of Parent and Purchaser hereby, jointly and severally, represent and warrant to Sellers, as of the date hereof and as of the Closing Date, as follows:
          5.1 Authority; No Conflicts; Governmental Consents.
               (a) Each of Parent and Purchaser (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization, (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.
               (b) Each of Parent and Purchaser has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Purchaser of this Agreement and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Purchaser. This Agreement has been duly executed and delivered by Parent and Purchaser and, assuming due execution and delivery and valid authorization by Sellers, is a valid and binding obligation of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, or by principles governing the availability of equitable remedies).
               (c) The execution, delivery and performance by Parent and Purchaser of this Agreement does not, and of the other Transaction Documents will not (i) violate or conflict with the organizational or governing documents of Parent or any Subsidiary of Parent, (ii) conflict with or violate any Law, rule, regulation, order, writ, judgment, Injunction, decree, determination or award applicable to Parent or any Subsidiary of Parent, or (iii) result in any breach of, or constitute a default (or an event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Lien on any of the assets or properties of Parent or any Subsidiary of Parent pursuant to, any Contract to which Parent or any Subsidiary of Parent is a party or by which any of its assets or properties is bound or affected, except (x) for the consents, approvals or authorizations set forth on Schedule 5.1(c), (y) the consents, approvals, authorizations and other actions described in Section 5.1(d) and (z) in the cases of clauses (ii) and (iii) as have not resulted and would not reasonably be expected to result in a material adverse effect on the ability of Parent or any Subsidiary of Parent to consummate the transactions contemplated hereby.
               (d) No material consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notification to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated hereby, except as may be required solely by reason of either Seller’s (as opposed to any other third party’s) participation in the transactions contemplated hereby.
          5.2 Capitalization. As of August 31, 2005, the authorized capital stock of Parent consists solely of (i) 500,000,000 shares of Parent Class A Stock, (ii) 200,000,000 shares of Parent Class B Stock and (iii) 500,000,000 shares of Parent Preference Stock. As of the close of business on August 31, 2005, 92,881,906 shares of Parent Class A Stock, 30,631,746 shares of Parent Class B Stock and no shares of Parent Preference Stock were issued and outstanding. All such shares were validly issued, fully paid and nonassessable. As of the close of business on August 31, 2005, there were outstanding employee stock options exercisable for an aggregate of 4,167,429 shares of Parent Class A Stock. The shares of Parent Class A Stock to be issued pursuant to this Agreement will, when issued, be validly issued, fully paid and nonassessable, and no Person will have any preemptive right of subscription or purchase in respect thereof.
          5.3 Report and Financial Statements.
               (a) Parent (i) has made available to Sellers accurate and complete copies of all reports, registration statements, definitive proxy statements and other documents (including exhibits and in each case together with all amendments thereto) filed by Parent with the Commission on or after December 31, 2004 to the date of this Agreement, and (ii) agrees to timely file, and to make available to Sellers promptly after the filing thereof, true and complete copies of, all reports, registration statements, proxy statements and other documents (including exhibits and in each case together with all amendments thereto) required to be filed by Parent with the Commission after the date hereof and prior to the Closing Date (such reports, registration statements, proxy statements and other documents, together with any amendments thereto, are collectively referred to as the “Parent Commission Filings”). The Parent Commission Filings filed with the Commission constitute, and the Parent Commission Filings to be made after the date hereof and on or before the Closing Date will constitute, all of the documents (other than preliminary materials) that Parent was or will be required to file with the Commission from December 31, 2004, to the date hereof and the Closing Date, respectively. As of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), the Parent Commission Filings (i) were, and will be, prepared in accordance, and complied, with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations of the Commission thereunder applicable to such Parent Commission Filings and (ii) did not, and will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
               (b) Each of the audited consolidated financial statements and unaudited interim financial statements (including, in each case, any related notes thereto) contained (or to be contained) in the Parent Commission Filings (the “Parent Financials”), as of their respective filing dates, (i) complied, or will comply, in all material respects with the published rules and regulations of the Commission with respect thereto, (ii) was, or will be, prepared in accordance with GAAP (except as may be indicated in the notes thereto) and (iii) fairly presented, or will fairly present, the financial position of Parent, in all material respects, as at the respective dates thereof and the results of Parent’s operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments.
          5.4 Legal Proceedings. Except as disclosed in the Parent Commission Filings, as of the date hereof, there is no (a) Legal Proceeding pending or, to the knowledge of Parent, threatened, against, involving or affecting Parent or any of its Subsidiaries, or any of their respective assets or rights, (b) judgment, decree, Injunction, or order of any Governmental Authority applicable to Parent or any of its Subsidiaries, or (c) Legal Proceeding pending or, to the knowledge of Parent, threatened, against Parent or any of its Subsidiaries that seeks to restrain, enjoin or delay the consummation of the transactions contemplated by this Agreement or that seeks damages in connection therewith.
          5.5 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent, or any of its Subsidiaries, that is or will be payable by either Seller.
ARTICLE VI
ADDITIONAL COVENANTS AND AGREEMENTS
          6.1 Confidentiality. The terms of the letter agreement, dated November 17, 2004, between Purchaser and CAMS, (the “Confidential Disclosure Agreement”), are hereby incorporated by reference, and each party hereto agrees to honor such terms as though such party was a party thereto. The obligations of the parties under this Section 6.1 and the Confidential Disclosure Agreement shall survive until the third (3rd) anniversary of the Closing Date. The Confidential Disclosure Agreement and such obligations shall terminate on such date.
          6.2 Public Announcements. Unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, the National Association of Securities Dealers, Inc. or the Nasdaq Stock Market, each party shall use commercially reasonable efforts to consult with, and use commercially reasonable efforts to accommodate the comments of the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and Parent intends to file with the Securities and Exchange Commission a Report on Form 8-K that will include this Agreement. Notwithstanding the preceding sentence, upon execution of this Agreement and upon the Closing, Sellers and Parent will consult with each other with respect to the issuance of a joint press release with respect to this Agreement and the transactions contemplated hereby.
          6.3 Insurance. Following the Closing, neither Seller shall have any obligation to insure the Transferred Assets against any Loss in or under any insurance policy of Sellers or their Affiliates, and neither Parent nor Purchaser shall have any rights or obligations with respect to any such policy.

          6.4 Accounts Receivable. Subject to Section 2.6(b), from and after the Closing, Purchaser shall have the right and authority to collect for its own account all accounts receivable of the Business and other related items that are included in the Transferred Assets, whether related to periods before or after the Closing, and to endorse with the name of the applicable Seller any checks or drafts received with respect to any accounts receivable or such other related items.
          6.5 Non-Competition; Non-Solicitation.
               (a) Subject to the Closing, and beginning on the Closing Date and ending on:
                    (i) the third (3rd) anniversary of the Closing Date, without the prior written consent of Parent, no Seller or Member shall directly or indirectly engage in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below). For all purposes hereof, the term “Competitive Business Activity” shall mean (i) engaging in, managing or directing persons engaged in any business that in any way competes with the Business as it exists on the Closing Date; (ii) acquiring or having an ownership interest in any entity which derives revenues from any business that in any way competes with the Business (except for (x) ownership of shares of Parent issued pursuant to this Agreement, or (y) acquiring, directly or indirectly, a passive non-controlling interest in a Person that provides the Competitive Business Activity in the Restricted Territory, which interest represents not more than a 5% equity interest or voting interest in such Person; or (iii) participating in the financing, operation, management or control of any firm, partnership, corporation, entity or business that derives revenues from any business that in any way competes with the Business; provided, however, that the operation of the Broadway Business in substantially the same manner as operated by Sellers prior to the date of this Agreement shall be deemed not to be a Competitive Business Activity. For all purposes hereof, the term “Restricted Territory” shall mean each and every country, province, state, city or other political subdivision in North America in which either Parent or Seller is currently engaged in business or otherwise distributes, licenses or sells products.
                    (ii) the first (1st) anniversary of the Closing Date, without the prior written consent of CAMS, neither Parent nor Purchasers shall, nor will Parent or Purchaser permit any controlled affiliate of either of them to, directly or indirectly, solicit, induce or attempt to solicit or induce or otherwise discuss with, advise or encourage or take any other action, in each case relating to the Broadway Business as it exists on the Closing Date, which is intended to solicit or induce or otherwise discuss with, advise or encourage the persons identified in Section 6.5(a)(ii) of the Sellers Disclosure Letter to leave or otherwise terminate such person’s Broadway Business relationship with CAMS.
               (b) Commencing on the date hereof, (i) no Seller or Member shall solicit, encourage or take any other action which is intended to induce or encourage any employee of Parent or any Subsidiary of Parent or any Business Employee to terminate his or her employment with Parent or any Subsidiary of Parent prior to May 1, 2007, and (ii) neither Purchaser nor Parent shall solicit, encourage or take any other action which is intended to induce or encourage any employee of a Seller after the Closing Date that is involved in the Broadway Business to terminate his or her employment with such Seller prior to May 16, 2006.
               (c) The covenants contained in Section 6.5(a) shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision of the Restricted Territory. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 6.5(a). If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of Section 6.5(a) are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Laws.
               (d) Each Seller and each Member acknowledges that (i) the value of the Transferred Assets is an integral component of the value of the Business to Purchaser and is reflected in the value of the total consideration to be received by Sellers, and (ii) Sellers’ and the Members’ agreement as set forth in Sections 6.5(a) and 6.5(b) are necessary to preserve the value of the Transferred Assets for Purchaser following the Closing. Each Seller and each Member also acknowledges that the limitations of time, geography and scope of activity agreed to in Section 6.5(a) are reasonable because, among other things, (A) Purchaser and Sellers are engaged in a highly competitive industry, (B) Sellers have had unique access to the trade secrets and know-how of the Transferred Assets including, without limitation, the plans and strategy (and, in particular, the competitive strategy) relating to the Transferred Assets, and (C) Sellers are receiving significant consideration in connection with the consummation of the transactions contemplated by this Agreement.
               (e) The parties agree that in the event of a breach by:
               (i) any Seller or Member of any of the covenants set forth in Sections 6.5(a)(i) and 6.5(b), monetary damages alone would be inadequate to fully protect Parent and Purchaser from, and compensate Parent and Purchaser for, the harm caused by such breach or threatened breach. Accordingly, each Seller and each Member agrees that if it or he breaches or threatens breach of any provision of Sections 6.5(a)(i) or 6.5(b), Parent and Purchaser shall be entitled to, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of Sections 6.5(a)(i) or 6.5(b), and Parent or Purchaser shall not be required to post a bond in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.

               (ii) Parent or Purchaser of any of the covenants set forth in Sections 6.5(a)(ii), monetary damages alone would be inadequate to fully protect CAMS from, and compensate CAMS for, the harm caused by such breach or threatened breach. Accordingly, each of Parent and Purchaser agrees that if it breaches or threatens breach of any provision of Sections 6.5(a)(ii), CAMS shall be entitled to, in addition to any other right or remedy otherwise available, the right to injunctive relief restraining such breach or threatened breach and to specific performance of any such provision of Sections 6.5(a)(ii), and CAMS shall not be required to post a bond in connection with, or as a condition to, obtaining such relief before a court of competent jurisdiction.
          6.6 Listing. Parent agrees to take all action reasonably necessary to cause the shares of Parent Class A Stock to be issued pursuant to this Agreement to be authorized for listing or otherwise eligible for trading on the Relevant Market, subject to official notice of issuance.
          6.7 Defense of Litigation. Each of the parties agrees to vigorously defend against all actions, suits or proceedings in which such party is named as a defendant which seek to enjoin, restrain or prohibit the transactions contemplated hereby or seek damages with respect to such transactions. None of the parties will settle any such action, suit or proceeding or fail to perfect on a timely basis any right to appeal any judgment rendered or order entered against it therein without the consent of both Parent and Sellers Representative. Each of the parties further agrees to use its reasonable efforts to cause each of its Affiliates, members, directors and officers to vigorously defend any action, suit or proceeding in which such Affiliate, member, director or officer is named as a defendant and which seeks any such relief to comply with this Section to the same extent as if such Person were a party hereto.
          6.8 Restriction on Resale of the Parent Class A Stock. Each certificate representing any shares of Parent Class A Stock delivered pursuant to this Agreement shall be endorsed with the legends set forth below, and each Seller and Member covenants that, except to the extent such restrictions are waived by Parent, it shall not transfer the shares represented by any such certificate except as permitted under the Lock-Up Agreement and in compliance with the restrictions on transfer described in the legends endorsed on such certificate.
“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SAID ACT AND, IF REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM SAID ACT.
THE SHARES REPRESENTED BY THIS AGREEMENT ARE SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A LOCK-UP AGREEMENT, DATED SEPTEMBER 7, 2005 AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN

COMPLIANCE WITH SUCH LOCK-UP AGREEMENT OR WAIVER BY THE COMPANY OF THE RESTRICTIONS ON TRANSFER IMPOSED THEREBY. A COPY OF SUCH AGREEMENT IS AVAILABLE FROM THE SECRETARY OF OPENTV CORP.”
          6.9 Cooperation. Each party shall cooperate with each other and shall cause their respective officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to facilitate the orderly transition of the Business to Purchaser and to minimize any disruption to the Business that might result from the transactions contemplated hereby. Neither party shall be required by this Section 6.9 to take any action that would unreasonably interfere with the conduct of its business.
          6.10 Records. On the Closing Date, (i) Sellers shall deliver or cause to be delivered to Purchaser all Records. After the Closing, upon reasonable written notice and at Purchaser’s sole expense, each Seller agrees to furnish or cause to be furnished to Purchaser and its representatives (including its auditors), access at reasonable times and during normal business hours to such information relating to the Business in such Seller’s possession as is reasonably necessary or desirable for Purchaser’s conduct of the Business (including for financial reporting and accounting matters) and will permit Purchaser or such representatives to make abstracts from, or copies of, any of such information as may be requested by Purchaser at Purchaser’s sole cost and expense; provided, however, that Purchaser and Sellers shall cooperate to reach a reasonable arrangement to minimize the disruption, if any of the normal operations of Sellers. For a period of seven (7) years following the Closing, Sellers will retain all of such information relating to the Business.
          6.11 Tax Matters.
               (a) Sellers shall prepare or cause to be prepared and timely and properly file or cause to be timely and properly filed all Tax Returns of or with respect to the Business for all periods up to and including the Closing Date (taking into account valid extensions of time to file), and shall timely and properly pay or cause to be timely and properly paid the Taxes required to be paid with respect to such Tax Returns. Purchaser shall prepare or cause to be prepared and timely and properly file or cause to be timely and properly filed all other Tax Returns of or with respect to the Business, and shall timely and properly pay or cause to be timely and properly paid the Taxes required to be paid with respect to such Tax Returns.
               (b) Sellers and the Members shall, jointly and severally, be liable for and shall indemnify and hold harmless Purchaser and its Affiliates from any and all Taxes (i) arising out of or resulting from, in connection with or otherwise with respect to any breach of representation or warranty of any Seller or Member contained in this Agreement, (ii) which relate to or result from any liability for Taxes imposed on or with respect to the Business for any period up to and including the Closing Date. Parent and Purchaser shall be jointly and severally liable for and shall indemnify and hold harmless Sellers and their Affiliates from any and all Taxes (i) arising out of or resulting from, in connection with or otherwise with respect to any breach of representation or warranty of Parent or Purchaser contained in this Agreement, (ii) which relate to or result from any liability for Taxes imposed on or with respect to the Business for any period beginning after the Closing Date. Unless otherwise required by Law, the parties shall treat any indemnification payment under this Section 6.11 for foreign, federal, state and local income Tax purposes as an adjustment to the aggregate consideration paid to Sellers.
               (c) If notice of an audit, examination or other proceeding is received from any Tax authority (“Tax Notice”), which, if successful, might result in an indemnity payment to any Person hereunder (a “Tax Indemnitee”), the Tax Indemnitee shall promptly (in no event later than fifteen (15) days after receipt of such notice) notify the party against whom indemnification is or may be sought (the “Tax Indemnitor”) in writing of such potential claim (a “Tax Claim”) and forward such Tax Notice to the Tax Indemnitor. If the Tax Notice and notice of a Tax Claim are not timely provided to the Tax Indemnitor, the Tax Indemnitor shall not be liable to the Tax Indemnitee to the extent that the Tax Indemnitor’s ability to effectively contest such Tax Claim is actually prejudiced as a result thereof.
               With respect to any Tax Claim, the Tax Indemnitor shall be entitled to control all audits, examinations and other proceedings in connection with such Tax Claim (including, without limitation, selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax authority with respect thereto and may, in its sole discretion, either pay any Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner; provided, that (i) the Tax Indemnitor has first delivered to the Tax Indemnitee with respect to such Tax Claim a written acknowledgement of its responsibility for such Tax Claim in form and substance reasonably satisfactory to the Tax Indemnitee, and (ii) the Tax Indemnitor shall not settle or compromise a Tax Claim without giving fifteen (15) days’ prior notice to the Tax Indemnitee, and without the Tax Indemnitee’s consent, which shall not be unreasonably conditioned, withheld, or delayed, if such settlement or compromise would have an adverse effect on the Tax liabilities of the Tax Indemnitee for which the Tax Indemnitor would not be required to indemnify the Tax Indemnitee. The Tax Indemnitee, and each of its Affiliates, shall cooperate with the Tax Indemnitor in contesting any Tax Claim, which cooperation shall include, without limitation, the retention and (upon the Tax Indemnitor’s request) the provision to the Tax Indemnitor of records and information which are reasonably relevant to such Tax Claim, making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim, providing to the Tax Indemnitor necessary authorizations, including powers of attorney, to control any audits, examinations and other proceedings which the Tax Indemnitor is entitled to control pursuant to this paragraph (g) and executing any documents necessary for the Tax Indemnitor to settle any such audit, examination or other proceeding.
          6.12 Sellers Representative. Each Seller hereby irrevocably constitutes and appoints the Sellers Representative as such Seller’s attorney-in-fact and agent to do any and all things and to execute any and all documents or other papers, in such Seller’s name, place and stead, in any way which such Seller could do if personally present, in connection with this Agreement and the transactions contemplated hereby, including, without limitation, to make any and all decisions, to give any and all notices and instructions, to execute and deliver any and all instruments and to do any and all other things which the Transaction Documents require or permit either such Seller or the Sellers Representative to do, to amend, cancel or extend, or waive the terms of, this

Agreement or any of the Transaction Documents or any other document or instrument, and take any and all other actions which, in the good faith judgment of the Sellers Representative, may be necessary or desirable to consummate the transactions contemplated hereby or thereby in any manner in which and to the same extent that such Seller could do any of the foregoing and all such decisions, notices, instruments, things and actions shall be conclusive and binding on such Seller and its successors, assigns and legal representatives whether or not such Seller receives notice thereof or consents thereto. Each of the other parties to this Agreement and all other Persons shall be entitled to rely, as being binding upon such Seller, upon any document or other paper believed by it to be genuine and to have been signed by the Sellers Representative of such Seller, and shall not be liable to such Seller for any action taken or omitted to be taken by it in such reliance. This power of attorney is coupled with an interest and, to the fullest extent permitted by applicable law, shall not be affected by the subsequent dissolution or other inability to act of any Seller granting the same. The power of attorney granted under this section 6.12 shall continue in full force until all rights and obligations of the Sellers under this Agreement shall have terminated, expired or been fully performed.
          6.13 License to Use Name. Purchaser shall permit CAMS to use the corporate name “CAM Systems, L.L.C.” for a period up to sixty (60) days after the Closing Date, during which period CAMS shall change its corporate name. CAMS shall discontinue any use thereof upon the expiration of such sixty-day period.
          6.14 Bulk Sales Law. Purchaser waives compliance by Sellers with any bulk sales or similar laws, and Sellers agree to indemnify Purchaser from any liability resulting from such noncompliance.
ARTICLE VII
EMPLOYEE BENEFIT MATTERS
          7.1 Cooperation. Prior to the Closing Date, Sellers shall cooperate with the Parent and Purchaser in granting access to all Business Employees for employment interviews at such times as the parties shall mutually agree.
          7.2 Offers of Employment. Prior to the Closing Date, Parent shall deliver written notice to Sellers Representative of the Business Employees that Purchaser proposes to hire effective as of the Closing Date. The Business Employees who accept Parent’s offer of employment shall be referred to as the “Hired Employees.”
          7.3 Employee Liabilities. Except as expressly provided below, all claims, allegations, obligations, debts and liabilities relating to any Hired Employees which are attributable to their employment with Sellers (including, without limitation, accrued vacation time and accrued bonuses) before the Closing shall be the responsibility of Sellers. All claims, allegations, obligations, debts and liabilities relating to any Hired Employees which are attributable to their employment with Purchaser after the Closing (including, without limitation, vacation time and bonuses that accrue after the Closing) shall be the responsibility of Purchaser. Sellers hereby certify to Purchaser and Parent that Sellers have paid all accrued vacation and bonus payments due to Hired Employees in respect of their employment prior to the Closing and Purchaser has no obligation to provide severance payments to any Hired Employees in respect of their employment prior to the Closing Date.
          7.4 COBRA. Sellers shall provide continued health and medical coverage to the extent required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable Law (“COBRA Coverage”) to all Business Employees (and their spouses, dependents and beneficiaries) with respect to “qualifying events” (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering events described under the applicable Law that occur or occurred on or before the Closing Date. Parent shall provide COBRA Coverage to all Hired Employees (and their spouses, dependents and beneficiaries) with respect to “qualifying events,” or other triggering events described under the applicable Law that occur after the Closing Date. Sellers shall provide COBRA Coverage if and to the extent required, to all Business Employees who do not become Hired Employees, whether a qualifying or other triggering event occurs before, on or after the Closing Date with respect to such employee’s service with Sellers and their Affiliates. Sellers covenant that Sellers will not take, or fail to take, any action that would cause Purchaser to be considered to be a “successor employer” in connection with the consummation of the transactions contemplated by this Agreement pursuant to the applicable regulations promulgated under Section 4980B of the Code.
          7.5 Employee Benefit Plans of Sellers. Neither Parent nor Purchaser shall assume any liability, obligation or commitment with respect to the Employee Benefit Plans or any benefits or other amounts payable or provided under any Employee Benefit Plans, including any expense or claim incurred or paid by Hired Employees for which they are due reimbursement under the Employee Benefit Plans, or any notice, or any contract relating to employment or termination of employment between the Sellers and any of their employees or former employees, including Business Employees. Seller will make any and all required contributions to its 401(k) plan in respect of any Hired Employees through the Closing Date, and Purchaser shall assume no obligation with respect to any such matching obligations or commitments under Seller’s 401(k) plan. Seller shall cooperate with each Hired Employee to the extent necessary to enable each such Hired Employee, who so chooses, to “roll-over” his or her 401(k) plan account balance to similar plans maintained by Parent.
          7.6 Records The Sellers shall deliver to the Parent copies of all personnel records relating to the Hired Employees to the extent permitted by applicable Law, and will cooperate with Parent and use reasonable efforts to obtain any required consents necessary to cause such transfer.
          7.7 FICA. If Purchaser or any Affiliate of Purchaser is a successor employer to either Seller within the meaning of Revenue Procedure 2004-53, such Seller will transfer to Parent any records or copies thereof (including IRS Forms W-4 and California Employee Withholding Allowance Certificates) relating to withholding and payment of United States federal, state, and local income, disability, unemployment, FICA, and similar taxes (“Payroll Taxes”) with respect to wages paid by such Seller during the 2005 calendar year to Hired Employees. In accordance with Revenue Procedure 2004-53 and comparable state and local Payroll Tax Laws, (i) Parent agrees to provide Hired Employees subject to U.S. tax with Forms W-2, Wage and Tax Statements, for the 2005 calendar year setting forth the aggregate amount of wages paid to, and Payroll Taxes withheld in respect thereof, to Employees for the 2005 calendar year by Sellers and Parent as predecessor and successor employers, respectively, and (ii) Sellers agree to cooperate fully with Parent in connection therewith. Notwithstanding the foregoing, Sellers agree, jointly and severally, to indemnify and hold harmless Parent and Purchaser from any liability related to Payroll Taxes with respect to wages paid or owed by either Seller during the 2005 calendar year for the period ending on the Closing Date.
          7.8 Past Service. Parent shall give Hired Employees credit for periods of service credited by Sellers as of the Closing Date only for purposes of (i) eligibility and vesting (but not benefit accrual) under any employee benefit plan or arrangement maintained by Purchaser (except with respect to any incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, “phantom” stock or performance plan or company-wide performance bonus plan), (ii) calculation of severance benefits and (iii) any other benefit as may be required by applicable Law.
ARTICLE VIII
INDEMNIFICATION
          8.1 Survival. The representations and warranties of each Seller, Parent, Purchaser, StarNet LLC and each Member contained in this Agreement shall survive the Closing until the date which is the earlier of (x) the first anniversary of the Closing Date and (y) the 90th day after the filing date of Parent’s first Annual Report on Form 10-K that contains financial statements incorporating the Business, except as follows:
               (a) The representations and warranties of Sellers in the following Sections shall survive until the expiration of the statute of limitations period applicable to claims that may be asserted against Sellers or the Members in respect of the matters covered thereby: Sections 4.3 (Tax Matters), 4.9(b) (Environmental Matters), 4.10 (Employee Benefit Matters) and Section 4.11 (Employee Matters).
               (b) The representations and warranties of Sellers made in Section 4.6 (Intellectual Property Matters) shall survive for fifteen (15) months after the Closing Date.
               (c) The covenants and agreements of each party contained in Articles II, VI, VII, VIII, and IX of this Agreement which are not performed in full as of the Closing shall survive for the period specified in each Section thereof, or, if no period is specified, until they are performed in full.
          8.2 Indemnification by Sellers and the Lenfest Members.
               (a) Sellers and the Lenfest Members, jointly and severally, agree from and after the Closing, subject to Section 8.4, to indemnify Parent, Purchaser and their Affiliates and each of their respective officers, directors, employees, agents and representatives (collectively, the “Parent Indemnified Parties”) against and hold each of them harmless for any and all liabilities, losses, damages, claims, costs and expenses, interest, awards, judgments and penalties (including reasonable attorneys’ fees and expenses) (hereinafter a “Loss”) as actually suffered or incurred by the Parent Indemnified Parties (other than any

Losses with respect to Taxes, which are the subject of Section 6.11), arising out of, resulting from, in connection with or otherwise with respect to:
                    (i) any breach of any representation, warranty, or certification of either Seller contained in this Agreement or in any other Transaction Document;
                    (ii) any breach of any covenant of either Seller contained in any Article of this Agreement (including Articles VI and VII) or in any Transaction Document;
                    (iii) any Excluded Liability, including a Liability of either Seller that becomes a Liability of Parent or Purchaser under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability or otherwise by operation of Law; and
                    (iv) any Liability arising out of or in connection with Seller’s ownership of the Transferred Assets or operation of the Business prior to the Closing.
The Lenfest Members, jointly and severally, represent that they have adequate financial resources to satisfy the indemnification obligations set forth in this Agreement, and the omission of HCL Holdings as an indemnitor under this Article VIII does not adversely affect the financial capability of the Lenfest Members to perform fully and punctually such agreements in accordance with their terms.
               (b) H. F. Lenfest agrees severally and H. Chase Lenfest agrees jointly and severally with respect to himself and HCL Holdings to indemnify the Parent Indemnified Parties against and hold each of them harmless from any and all Losses suffered or incurred by the Parent Indemnified Parties arising out of, resulting from, in connection with or otherwise with respect to any breach of any representation or warranty of such Member contained in Article III.
               (c) For purposes of indemnification under Section 8.2, any misstatement of fact or set of facts in any representation or warranty of Sellers or any of the Members contained in this Agreement (including in the Sellers Disclosure Letter or any certificate delivered or to be delivered pursuant to the terms of this Agreement) shall be deemed to constitute a breach of such representation or warranty, notwithstanding any limitation or qualification as to knowledge or materiality set forth in such representation, warranty or certificate on the scope, accuracy or completeness thereof, it being the intention of the parties hereto that Parent and Purchaser shall each, subject to the provisions of Section 8.4(a) hereof, be indemnified and held harmless from and against any and all Losses caused by or resulting from the failure of any such representation, warranty or certificate to be true, correct and complete in any respect (without giving effect to any limitation or qualification, as to materiality or knowledge or otherwise, with respect thereto), or the failure by Sellers or any of the Members to duly and punctually perform any covenant, agreement or undertaking of Sellers or each Member contained in this Agreement.
          8.3 Indemnification by Parent. Parent agrees from and after the Closing, subject to Section 8.4, to indemnify each Seller and each of its officers, members, employees, agents and representatives (collectively, the “Sellers Indemnified Parties”) against and hold each of them harmless for any and all Losses as actually suffered or incurred by the Sellers Indemnified Parties (other than any Losses with respect to Taxes, which are the subject of Section 6.11) arising out of, resulting from, in connection with or otherwise with respect to:
               (a) any breach of any representation or warranty of Parent or Purchaser contained in this Agreement or in any other Transaction Document that survives the Closing;
               (b) any breach of any covenant of Parent or Purchaser contained in any Article of this Agreement (including Articles VI and VIII) or in any Transaction Document;
               (c) any Assumed Liability; and
               (d) any Liability arising out of or in connection with Parent or Purchaser’s ownership of the Transferred Assets or operation of the Business following the Closing.
          8.4 Limits on Indemnification.
               (a) Notwithstanding anything to the contrary contained in this Agreement, Sellers and the Members shall not be required to indemnify, defend or hold harmless the Parent Indemnified Parties against or reimburse any Parent Indemnified Party for any Loss pursuant to Section 8.2(a), unless (i) the applicable Parent Indemnified Parties have notified Sellers in writing in accordance with Section 8.5(c) within the applicable survival period set forth in Section 8.1; and (ii) the aggregate of all Losses for which Sellers would, but for this clause (ii), be liable exceeds on a cumulative basis an amount equal to $100,000 (in which event Sellers shall be liable for the entire amount of such Losses); provided, however, that this clause (ii) shall not apply to any claim for indemnification for Purchaser Special Losses. In addition to the foregoing, in no event shall Sellers and the Members be liable for any Losses in an aggregate amount that exceeds $7,500,000, other than Purchaser Special Losses as to which there shall be no limit on liability. “Purchaser Special Losses” means (A) any Losses arising pursuant to Section 8.2(a)(iii) or 8.2(a)(iv) (in the case of Section 8.2(a)(iv) to the extent not otherwise within the scope of Purchaser’s indemnification obligations pursuant to Section 8.3(d)), (B) any Losses resulting from an intentional breach of any representation or warranty by Sellers or any of the Members, and (C) any Losses arising from a breach of any representation, warranty or covenant of Sellers or any of the Members in any of the following Sections: 3.1, 3.2, 3.3, 4.1, 4.2(b), 4,3, 4.4(a), 4.6(b), 4.7(a), 4.9(b), 4.10, 4.11, 4.12 and the last sentence of 8.2(a).
               (b) Notwithstanding anything to the contrary contained in this Agreement, Parent shall not be required to indemnify, defend or hold harmless the Sellers Indemnified Parties against or reimburse any Sellers Indemnified Party for any Loss pursuant to Section 3.3 unless the applicable Sellers Indemnified Parties have notified Parent in writing in accordance with Section 8.5(c) within the applicable survival period, if any, set forth in Section 8.1. In addition to the foregoing, in no event shall Parent and Purchaser be liable for any Losses in an aggregate amount that exceeds $10,000,000, other than Sellers Special Losses as to which there shall be no limit on liability. “Sellers Special Losses” means (A) any Losses arising pursuant to Section 8.3(c) or 8.3(d) (in the case of Section 8.3(d) to the extent not otherwise within the scope of Sellers’ indemnification obligations pursuant to Section 8.2(a)(iv) , (B) any Losses resulting from an intentional breach of any representation or warranty by Parent or Purchaser, and (C) a breach of any representation, warranty or covenant of Parent or Purchaser in any of Section 2.3, Sections 2.5(a)-(d), Section 5.1, the last sentence of Section 5.2, Section 5.5 and the Registration Rights Agreement.
               (c) Notwithstanding anything to the contrary elsewhere in this Agreement, no Indemnifying Person shall, in any event, be liable to the other party for any consequential damages, including, but not limited to, loss of revenue or income, cost of capital, diminution in value, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement. Each party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of the transactions contemplated hereby, other than in connection with an intentional breach of any representation, warranty or covenant contained in this Agreement or in any Transaction Document. The foregoing shall not be interpreted, however, to limit indemnification for Losses incurred as a result of the assertion by a claimant (other than the parties hereto and their successors and assigns) in a Third-Party Claim of claims for damages of the foregoing type.
          8.5 Procedures Relating to Indemnification (Other than for Tax Claims).
               (a) In order for an Indemnified Person to be entitled to any indemnification provided for under this Agreement (other than for Tax Claims) in respect of, arising out of or involving a claim or demand made by any third party against the Indemnified Person (a “Third-Party Claim”), such Indemnified Person must notify the Indemnifying Person in writing, and in reasonable detail, of the Third-Party Claim promptly, but within thirty (30) Business Days after receipt by such Indemnified Person of written notice of the Third-Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Person shall have been actually materially prejudiced as a result of such failure (except that the Indemnifying Person shall not be liable for any Losses incurred during the period in which the Indemnified Person failed to give such notice). Thereafter, the Indemnified Person shall deliver to the Indemnifying Person, within five (5) Business Days after the Indemnified Person’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Person relating to the Third-Party Claim.
               (b) If a Third-Party Claim is made against an Indemnified Person, the Indemnifying Person will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Person and reasonably satisfactory to the Indemnified Person; provided, that an Indemnifying Person shall only be entitled to assume such defense if it first delivers a written acknowledgment of its indemnity obligations hereunder with respect to such Third Party Claim, in form and substance reasonably satisfactory to the applicable Indemnified Person; provided, further, the Indemnifying Person shall have no such right to assume such defense in the event that the Third-Party Claim relates to an Action in which injunctive relief has been sought against an Indemnified Party’s business. Should the Indemnifying Person so elect to assume the defense of a Third-Party Claim, the Indemnifying Person will not be liable to the Indemnified Person for legal fees and expenses subsequently incurred by the Indemnified Person in connection with the defense thereof. If the Indemnifying Person assumes such defense, the Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Person, it being understood that the Indemnifying Person shall control such defense. The Indemnifying Person shall be liable for the reasonable fees and expenses of one counsel employed by the Indemnified Person for any period during which the Indemnifying Person has not assumed the defense thereof (other than during any period in which the Indemnified Person shall have failed to give notice of the Third-Party Claim as provided above). If the Indemnifying Person chooses to defend or prosecute any Third-Party Claim, all the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Person’s request) the provision to the Indemnifying Person of records and information which are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Notwithstanding anything to the contrary contained in this Section 8.5, in the event a Third-Party Claim is made against an Indemnified Person as to which such Indemnified Person is entitled to seek indemnification hereunder and the Indemnified Party, after conferring with its counsel, reasonably determines that a non-waivable conflict of interest makes separate representation by the Indemnified Party’s own counsel advisable, then the Indemnified Person may elect to retain and control the defense of such Third-Party Claim with one counsel selected by such Indemnified Party and reasonably satisfactory to the Indemnifying Party and will be entitled to be reimbursed by the Indemnifying Person for reasonable fees and expenses of its counsel incurred in such defense. If (but only if) an Indemnifying Person shall have acknowledged in writing its indemnity obligations hereunder with respect to a Third-Party Claim, then whether or not the Indemnifying Person shall have assumed the defense of such Third-Party Claim, the Indemnified Person shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Person’s prior written consent. No Indemnifying Party shall settle or compromise any Third-Party Claim in which any relief other than the payment of money damages is sought against the Indemnified Party unless the Indemnified Party consents in writing to such settlement or compromise.
               (c) In order for an Indemnified person to be entitled to any indemnification provided for in this Agreement (other than Tax Claims) that does not involve a Third Party Claim, the Indemnified Person must deliver a notice (an “Indemnity Notice”) to the Indemnifying Person stating the amount of Loss, if known and the basis for the computation thereof and providing a reference to the provisions of this Agreement in respect of which the right of indemnification is claimed or arises.
               (d) All Tax Claims (as defined in Section 6.11(c)) shall be governed by Section 6.11(c).
          8.6 Exclusive Remedies. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated by this Agreement. Each party acknowledges and agrees that its sole and exclusive remedy following the Closing Date with respect to any and all claims relating to breaches of representations or warranties contained in this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing, each party waives, from and after the Closing Date, to the fullest extent permitted by applicable Law, any and all rights, claims and causes of action arising in connection with breaches of the representations and warranties contained in this Agreement, it or any of its Affiliates may have against the other (and its Affiliates) (except pursuant to the indemnification provisions set forth in this Article VIII).
ARTICLE IX
GENERAL PROVISIONS
          9.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement and applicable Law, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable. Without limiting the generality of the foregoing, the parties shall (and shall cause their respective members, directors, officers and Subsidiaries, and use their commercially reasonable efforts to cause their respective Affiliates, employees, agents, attorneys, accountants and representatives, to) consult and fully cooperate with and provide reasonable assistance to each other in (i) using all commercially reasonable efforts to obtain all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permissions or actions by, and giving all necessary notices to and making all necessary filings with and applications and submissions to, any Governmental Authority or other Person; (ii) using all commercially reasonable efforts to cause to be lifted any Injunction; (iii) providing all such information about such party, its Subsidiaries and its officers, members, directors, partners and Affiliates to, and making all applications and filings with, any Governmental Authority or other Person as may be necessary or reasonably requested in connection with any of the foregoing; and (iv) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any Injunction, or causing to be rescinded or rendered inapplicable any statute, rule or regulation, referred to in clause (i) or (ii) of this sentence, no party shall be required to pay any consideration (other than customary filing and similar fees), to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any of the foregoing or any other condition or requirement that is materially adverse or burdensome. Subject to applicable Laws relating to the exchange of information, prior to making any application to or filing with any Governmental Authority or other Person in connection with this Agreement, each party shall provide the other party with drafts thereof and afford the other party a reasonable opportunity to comment on such drafts.
          9.2 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Seller, on the one hand, or, Parent or Purchaser, on the other hand, (other than following the Closing by operation of Law or in connection with a merger or sale of substantially all the assets of Sellers or Parent) without the prior written consent of the other parties; provided, that prior to the Closing, Purchaser may assign in whole or in part its rights and obligations hereunder to any Subsidiary of Parent without the consent of any other party hereto, provided, further, that Parent remains liable for its obligations hereunder.

          9.3 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
          9.4 Expenses. Except as otherwise provided in this Agreement, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such cost or expense. If any action or other proceeding relating to the enforcement of any provisions of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which the prevailing party may be entitled.
          9.5 Equitable Relief The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity without the necessity of demonstrating the inadequacy of monetary damages or the posting of a bond.
          9.6 Amendments. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
          9.7 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or telecopy (which is confirmed), or sent, postage prepaid, by express mail, or reputable overnight courier service (providing proof of delivery) and shall be deemed given when so delivered by hand, or telecopied, or one (1) Business Day after dispatch in the case of express mail or overnight courier service, to the parties at the following addresses (or at such other address for a party specified by like notice, provided that notice of a change of address shall be effective only upon receipt thereof) as follows:

(a)	If to Parent or Purchaser, to:

OPENTV CORP.
275 Sacramento Street
San Francisco, California 94111
Attention: General Counsel
Fax: (415) 962-5364

with a required copy to (which shall not constitute notice):

BAKER BOTTS L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4498
Attention: Lee D. Charles, Esq.
Fax: (212) 408-2501

(b)	If to Sellers or any Member:

StarNet, L.P.
1332 Enterprise Drive, Suite 200
West Chester, Pennsylvania 19380
Attention: H. Chase Lenfest, Sellers Representative
Fax: (610) 429-4163

with a required copy to (which shall not constitute notice):

Thomas K. Pasch, General Counsel
c/o The Lenfest Group
Five Tower Bridge
300 Barr Harbor Drive, Suite 460
West Conshohocken, Pennsylvania 19428
Fax: (610) 940-0602
          9.8 Interpretation; Exhibits and Schedules. The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit, but not otherwise defined therein, shall have the meaning as defined in this Agreement.
          9.9 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when such counterparts have been signed by each of the parties and delivered to the other party.
          9.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
          9.11 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of a party, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 9.11.
          9.12 Entire Agreement. This Agreement, including the exhibits hereto and the documents, schedules, certificates and instruments referred to herein, the other Transaction Documents and the Confidential Disclosure Agreement to the extent provided in Section 6.1 embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated hereby. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or therein, and neither party has executed this Agreement on the basis of, or otherwise relied, on any representations, warranties, covenants or undertakings except for those expressly set forth in this Agreement and the related Transaction Documents. This Agreement supersedes all prior agreements and understandings between the parties with respect to transactions contemplated hereby, including the letter of intent, dated May 10, 2005, between OpenTV, Inc., a Delaware corporation, and CAMS.
          9.13 Governing Law; Submission to Jurisdiction.
               (a) THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.
               (b) Each of the parties hereby irrevocably submits to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the Borough of Manhattan in New York, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York City State or Federal court. The parties hereby consent to jurisdiction over the person of such parties and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.7 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
               (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.
          9.14 Joint Participation in Drafting this Agreement; Disclosure References; Rules of Construction. The parties acknowledge and confirm that each of their respective attorneys have participated jointly in the drafting, review and revision of this Agreement and that it has not been written solely by counsel for one party and that each party has had the benefit of its independent legal counsel’s advice with respect to the terms and provisions hereof and its rights and obligations hereunder. Each party hereto, therefore, stipulates and agrees that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party shall not be employed in the interpretation of this Agreement to favor any party against another and that no party shall have the benefit of any legal presumption or the detriment of any burden of proof by reason of any ambiguity or uncertain meaning contained in this Agreement. For purposes of the Agreement, any representation of StarNet LLC, each Member, and each Seller (each, a “Seller Party”) set forth in Articles III and IV (other than the representations set forth in Section 3.3 and 4.1) that references a “Law” or a “Governmental Authority,” shall, for purposes of such representation, be deemed to be qualified to the “knowledge of” such Seller Party insofar as such representation references a matter of local laws or a local, municipal or foreign governmental authority (including political subdivisions thereof), in each case whether or not such qualification appears within the representation itself, and in no event shall a breach of any such representation as so qualified be deemed an “intentional” breach thereof unless such Seller Party had actual knowledge that such representation, with respect to the matters so qualified, was false when made; provided that this rule of construction shall not otherwise affect the interpretation or reading of any representation that references a Law or Governmental Authority.

[Signature pages follow.]

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

SELLERS:

CAM SYSTEMS, L.L.C.

By:	/s/ H. Chase Lenfest

Name: H. Chase Lenfest
Title:

STARNET, L.P.

By:	StarNet Management, L.L.C.,
its General Partner

By:	/s/ H. Chase Lenfest

Name: H. Chase Lenfest
Title:

STARNET MANAGEMENT, L.L.C.

By:	/s/ H. Chase Lenfest

Name: H. Chase Lenfest
Title:

PURCHASER:

OPENTV ADVERTISING HOLDINGS, INC.

By:	/s/ James A. Chiddix

Name: James A. Chiddix
Title: Chairman and Chief Executive Officer
[Signatures continue on the following page]
[APA]

PARENT:

OPENTV CORP.

By:	/s/ James A. Chiddix

Name: James A. Chiddix
Title: Chairman and Chief Executive Officer

MEMBERS:

/s/ H. Chase Lenfest

H. CHASE LENFEST

/s/ H. F. Lenfest

H. F. LENFEST

HCL FAMILY HOLDINGS, L.P.

By:	Lenfest Enterprises 2, L.L.C.,
its General Partner

By:	/s/ H. Chase Lenfest

H. Chase Lenfest
[APA]